Exhibit 10.1

ARTICLE I

REFERENCE DATA

1.1                                 SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1:

LANDLORD:	California State Teachers’ Retirement System

MANAGING AGENT:	Clarion Partners, LLC

LANDLORD’S & MANAGING AGENT’S ADDRESS:
c/o Clarion Partners, LLC
One Federal Street
Boston, MA 02110
Attn.: Asset Manager

TENANT:	Cubist Pharmaceuticals, Inc., a Delaware corporation

TENANT’S ADDRESS (FOR NOTICE AND BILLING):

a.	Prior to commencement of occupancy:

65 Hayden Avenue, Lexington, MA 02421

b.	After commencement of occupancy:

55 Hayden Avenue, Lexington, MA 02421

BROKERS:	Richards, Barry Joyce & Partners and Grubb & Ellis Company

PREMISES:	The space in the building at 45/55 Hayden Avenue, Lexington, Massachusetts (the Building) located on the fourth (4th) and second (2nd) floors of the Building as shown on Exhibit A.

RENTABLE FLOOR AREA OF THE PREMISES: Approximately 15,475 rentable square feet consisting of approximately 6,755 rentable square feet located on the second (2nd) floor of the Building and 8,720 rentable square feet located on the fourth (4th) floor of the Building

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: Approximately 190,079 square feet

ALLOWANCE FOR INITIAL ALTERATIONS: $433,300 ($28.00) per rentable square foot)

PARKING:                                      Three (3) parking spaces per 1,000 rentable square feet of Premises

TERM COMMENCEMENT DATE:      Lease Execution Date

RENT COMMENCEMENT DATE:	August 1, 2004

TERM:	Commencing on the Term Commencement Date and continuing until July 31, 2009 unless sooner terminated as provided herein

ANNUAL RENT:	Rent Commencement
Date – January 31, 2005	$22.00 per rentable square foot
February 1, 2005 – January 31, 2006	$23.00 per rentable square foot
February 1, 2006 – January 31, 2007	$24.00 per rentable square foot
February 1, 2007 – January 31, 2008	$25.00 per rentable square foot
February 1, 2008 – July 31, 2009	$26.00 per rentable square foot

TOTAL ANNUAL AGGREGATE RENT:

Rent Commencement Date - January 31, 2005 -
$340,450.00 ($28,370.83 per month; based upon
$22.00 per rentable square foot)
February 1, 2005 – January 31, 2006 -
$355,925.00 ($29,660.42 per month; based upon
$23.00 per rentable square foot)
February 1, 2006 – January 31, 2007 -
$371,400.00 ($30,950.00 per month; based upon
$24.00 per rentable square foot)
February 1, 2007 – January 31, 2008 -
$386,875.00 ($32,239.58 per month; based upon
$25.00 per rentable square foot)
February 1, 2008 – July 31, 2009 -
$402,350.00 ($33,529.17 per month; based upon
$26.00 per rentable square foot)

PERMITTED USES:

Office Uses and Computer Lab Uses and uses incidental thereto (provided that such computer lab use shall not exceed 6,755 rentable square feet and such computer lab use shall be in compliance with all laws and shall comply with the provisions of this Lease)

COMMERCIAL GENERAL LIABILITY INSURANCE: See Article VI

SECURITY DEPOSIT:	$355,000.00 (as the same may be reduced pursuant to Article XI hereof)

TENANT’S REPRESENTATIVE FOR THE PURPOSES OF ARTICLE III:

Steve Lewis c/o Cubist Pharmaceuticals 65 Hayden Avenue Lexington, MA 02421 Phone (781) 860-8365

LANDLORD’S REPRESENTATIVE FOR THE PURPOSES OF ARTICLE III:

Deke Schultze c/o Clarion Realty Services 880 Winter Street Waltham, MA 02451 Phone (781)522-0312

LEASE EXECUTION DATE:	January , 2004

1.2                                 EXHIBITS.

The exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A	Plan showing Premises.

EXHIBIT B	Intentionally Deleted

EXHIBIT C	Landlord’s Services

EXHIBIT D	Rules and Regulations

EXHIBIT E	Extension Option

EXHIBIT F	Tenant Work Agreement

EXHIBIT G	Right of First Offer

EXHIBIT H	Holidays

ARTICLE I REFERENCE DATA

1.1	SUBJECTS REFERRED TO:
1.2	EXHIBITS

ARTICLE II PREMISES AND TERM

2.1	DESCRIPTION OF PREMISES
2.2	TERM

ARTICLE III CONSTRUCTION

3.1	DELIVERY OF PREMISES
3.2	PREPARATION OF PREMISES FOR OCCUPANCY
3.3	GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION
3.4	ALTERATIONS AND ADDITIONS
3.5	REPRESENTATIVES

ARTICLE IV RENT

4.1	ANNUAL RENT
4.2	ANNUAL OPERATING COST AND REAL ESTATE TAX ESCALATION
4.3	ESTIMATED ANNUAL OPERATING EXPENSE AND REAL ESTATE TAX ESCALATION PAYMENT
4.4	ELECTRICITY
4.5	CHANGE OF FISCAL YEAR

4.6	PAYMENTS
4.7	AUDITS
4.8	CAPITAL EXPENDITURES

ARTICLE V LANDLORDS COVENANTS

5.1	LANDLORD’S COVENANTS DURING THE TERM
5.1.1	Building Services
5.1.2	Additional Building Services
5.1.3	Repairs
5.1.4	Tenant Directory
5.1.5	Food Service
5.1.6	Quiet Enjoyment
5.1.7	Monument Signage
5.2	INTERRUPTIONS

ARTICLE VI TENANT’S COVENANTS

6.1	TENANT’S COVENANTS DURING THE TERM
6.1.1	Tenant’s Payments
6.1.2	Repairs and Yielding Up
6.1.3	Occupancy and Use
6.1.4	Rules and Regulations
6.1.5	Safety Appliances
6.1.6	Assignment and Subletting
6.1.7	Indemnity
6.1.8	Tenant’s Insurance
6.1.9	Tenant’s Insurer Rating; Certification of Insurance
6.1.10	Landlord’s Right of Entry
6.1.11	Loading
6.1.12	Landlord’s Costs
6.1.13	Tenant’s Property
6.1.14	Labor or Materialmen’s Liens
6.1.15	Changes or Additions
6.1.16	Holdover
6.1.17	Independent Covenants

ARTICLE VII DAMAGE AND DESTRUCTION; CONDEMNATION

7.1	FIRE OR OTHER CASUALTY
7.2	EMINENT DOMAIN

ARTICLE VIII RIGHTS OF MORTGAGEE

8.1	PRIORITY OF LEASE
8.2	RIGHTS OF MORTGAGE HOLDERS; LIMITATION OF MORTGAGEE’S LIABILITY
8.3	NO PREPAYMENT OR MODIFICATION, ETC

8.4	NO RELEASE OR TERMINATION
8.5	CONTINUING OFFER

ARTICLE IX DEFAULT

9.1	EVENTS OF DEFAULT
9.2	TENANT’S OBLIGATIONS AFTER TERMINATION

ARTICLE X MISCELLANEOUS

10.1	NOTICE OF LEASE
10.2	INTENTIONALLY DELETED
10.3	NOTICES FROM ONE PARTY TO THE OTHER
10.4	BIND AND INURE
10.5	NO SURRENDER
10.6	NO WAIVER, ETC
10.7	NO ACCORD AND SATISFACTION
10.8	CUMULATIVE REMEDIES
10.9	LANDLORD’S RIGHT TO CURE
10.10	ESTOPPEL CERTIFICATE
10.11	WAIVER OF SUBROGATION
10.12	ACTS OF GOD
10.13	BROKERAGE
10.14	SUBMISSION NOT AN OFFER
10.15	APPLICABLE LAW AND CONSTRUCTION
10.16	AUTHORITY OF TENANT
10.17	MISCELLANEOUS
10.18	ASSIGNMENT OF LEASE AND/OR RENTS
10.19	PARKING
10.20	RIGHT OF FIRST OFFER

ARTICLE XI SECURITY DEPOSIT

ARTICLE II

PREMISES AND TERM

2.1                                 DESCRIPTION OF PREMISES.

Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises.

Subject to Landlord’s rights reserved in this Lease, Tenant shall have, as appurtenant to the Premises, the right to use in common with others entitled thereto: (a) the common facilities included in the Building or on the lot on which the Building is located (the “Lot”), including, without limitation, sidewalks, parking, loading areas, lobbies, elevators, restrooms and the like, and (b) the building service fixtures and equipment serving the Premises.

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use, (a) to install, repair, replace, use, maintain and relocate for service to the Premises building service fixtures and equipment wherever located in the Building or on the Lot and (b) to alter or relocate any common facilities.  Landlord also reserves the right at all reasonable times upon reasonable advance notice (except no notice is required in the event of an emergency) to enter upon the Premises, inspect the same and show the same to others, and in Landlord’s discretion to make repairs, alterations or substitutions for the protection and maintenance of the Building or any part thereof.

Landlord also reserves the right to enter the Premises to install ducts, wires, beams, walls and other equipment provided that such ducts, etc. are located above dropped ceilings, below the slab between demising walls, attached to bearing columns, and the like so that no such materials are visible in the Premises.

2.2                                 TERM.

To have and to hold for a period (the “Term”) commencing on the Term Commencement Date and continuing for the Term, unless sooner terminated as provided herein, subject to Tenant’s option to extend the Term, as set forth in Exhibit E attached hereto and incorporated herein.

ARTICLE III

CONSTRUCTION

3.1                                 DELIVERY OF PREMISES.

Tenant acknowledges that Tenant has had an opportunity to inspect the Premises.  The Premises, shall be delivered to Tenant “As Is,” “Where Is” with all faults and without representations, warranty or guaranty of any kind by Landlord to Tenant.

3.2                                 PREPARATION OF PREMISES FOR OCCUPANCY.

Tenant agrees to accept the Premises in its “As Is,” “Where Is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided below with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

Tenant, following the Term Commencement Date and provided there is no default by Tenant hereunder, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”) in accordance with the Tenant Work Agreement attached hereto as Exhibit F and subject to all of the terms and obligations of this Lease except for Tenant’s obligation to pay Annual Rent hereunder.  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of the Tenant Work Agreement and Article III of this Lease.  Tenant shall be responsible for all elements of the design of Tenant’s plans, including without limitation the “Space Plan” and the “Construction Drawings and Specifications” as defined in the Tenant Work Agreement (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.

3.3                                 GENERAL PROVISIONS APPLICABLE TO CONSTRUCTION.

All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner, using new materials of first quality and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building and the Lot.  Either party may inspect the work of the other at reasonable times and promptly shall give notice of observed defects.

3.4                                 ALTERATIONS AND ADDITIONS.

This Section 3.4 shall apply before and during the Term.  Tenant shall not make any alterations and additions to the Premises except in accordance with plans and specifications first approved by Landlord which approval shall not be unreasonably withheld or delayed.  In no event shall any alterations or additions be considered or approved by Landlord which (a) involve or might affect any structural or exterior element of the Building or building mechanical systems, including the common facilities of the Building, or (b) will require unusual expense to readapt the Premises to normal office use on Lease termination or increase the cost of insurance or taxes on the Building or the Lot.  Landlord shall allow for the installation and use by Tenant of a sprinkler system for use in conjunction with Tenant’s occupancy of the Premises which installation shall be completed in accordance with the terms of the Tenant Work Agreement attached hereto as Exhibit F.  All alterations and additions shall become a part of the Premises, unless and until Landlord, at its option, shall, at the time of approval of the plans therefor, specify the same for removal pursuant to Section 6.1.2. All of Tenant’s alterations and additions and installation and delivery of telephone systems, furnishings, and equipment shall be coordinated with any work being performed by Landlord and shall be performed in such manner, and by such persons as shall maintain harmonious labor relations and not cause any damage to the Building or interference with Building construction or operation and, except for installation of furnishings, equipment and telephone systems, and except as otherwise expressly set forth herein, shall be performed by general contractors first approved by Landlord, which approval shall not be unreasonably withheld.  Before commencing any work Tenant shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors (the identity of which must have been previously approved by Landlord as hereinabove contemplated) and the estimated cost of all labor and material to be furnished by them; and cause each contractor and subcontractor to carry worker’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and comprehensive public liability insurance pursuant to the requirements of Section 6.1.9 hereof.  Tenant agrees to pay promptly when due, and to defend and indemnify Landlord from and against, the entire cost of any work done on the Premises by Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Building or the Lot and immediately to discharge any such liens which may so attach.  Tenant shall pay within fourteen (14) days after being billed therefor by Landlord, as additional rent, one hundred percent (100%) of any increase in real estate taxes on the Premises not otherwise billed to Tenant which shall, at any time after the commencement of the Term, be directly attributable to any alteration, addition or improvement to the Premises made by or on behalf of Tenant.

Landlord will not approve any construction, alterations, or additions requiring unusual expense to readapt the Premises to normal office use on lease termination or increasing the cost of, insurance or taxes on the Building or of Landlord’s services called for by Section 5.1.

In connection with the installation of telecommunication equipment by Tenant, such installation shall occur only in such locations and in such a manner as approved in writing by the Landlord and none of such wires, ducts or equipment shall be located in areas outside the Premises, provided, however, that Tenant may install wires and cables in risers and ducts outside the Premises which are in existence on the date of this Lease and for which there exists, in Landlord’s sole discretion, adequate space for Tenant’s wires and cables.  Telephone switches, antennae, electronic distribution boxes and similar equipment shall only be located within the Premises.  Landlord shall not be liable for any loss, damage or interruption of service related to such facilities, except to the extent caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees.

3.5                                 REPRESENTATIVES.

Each party authorizes the other to rely in connection with their respective rights and obligations under this Article III upon approval and other actions on the party’s behalf by Landlord’s Representative in the case of the Landlord or Tenant’s Representative in the case of Tenant or by any person designated in substitution or addition by notice to the party relying.

ARTICLE IV

RENT

4.1                                 ANNUAL RENT.

Tenant agrees to pay to Landlord, without any offset or reduction whatever (except as made in accordance with the express provisions of this Lease), the Annual Rent in equal monthly installments in advance on the first day of each calendar month included in the Term after the Rent Commencement Date; and for any portion of a calendar month at the beginning or end of the Term, at the proportionate rate payable for such portion, in advance.  Upon execution of this Lease, Tenant shall pay the first month of Annual Rent due hereunder.

4.2                                 ANNUAL OPERATING COST AND REAL ESTATE TAX ESCALATION.

In addition to Annual Rent, Tenant shall pay to Landlord as additional rent, Tenant’s proportionate share of Annual Operating Costs (as hereinafter defined) which is in excess of the total Operating Costs incurred during calendar year 2004. In addition, Tenant shall also pay to Landlord as additional rent, Tenant’s proportionate share of Real Estate Taxes (as hereinafter defined) which is in excess of the total Real Estate Taxes incurred for fiscal year 2005. Tenant’s proportionate share of Annual Operating Costs shall be determined by multiplying Annual Operating Costs by a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the Total Rentable Floor Area of the Building.  In the event that the Building is not fully occupied, such Annual Operating Costs shall be adjusted to reflect the costs which would be incurred if the Building were 100% occupied.  Tenant’s proportionate share of Real Estate Taxes shall be determined by multiplying annual Real Estate Taxes by a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the Total Rentable Floor Area of the Building.

Annual Operating Costs shall mean the actual expenses paid or incurred by Landlord in the operation, maintenance and management of the Building and Lot.  Operating Costs shall include without limitation:

(a) service, repair, replacement (in accordance with the following paragraph) and other maintenance to the Building and Lot and components thereof; (b) wages and salaries (and taxes and other charges imposed upon employers with respect to such wages and salaries) and fringe benefits and worker’s compensation insurance premiums paid to persons employed by the Landlord for rendering service in the operation, maintenance, and repair of the Building and Lot and related facilities and amenities; (c) cost of independent contractors hired for the operation, maintenance and repair of the Building and Lot and related facilities and amenities (which payments may be to affiliates of Landlord provided the same are at reasonable rates consistent with the type of occupancy and the services rendered); (d) costs of electricity, steam, water, fuel, heating, lighting, air conditioning, sewer, and other utilities chargeable to the operation and maintenance of the Building and Lot exclusive of electricity costs passed through directly to tenants; (e) cost of insurance for and relating to the Building and the Lot, including fire and extended coverage (or such greater coverages as Landlord may elect to carry), elevator, boiler, sprinkler leakage, water damage, public liability and property damage, plate glass, and rent protection; (f) costs of supplies; (g) costs of window cleaning, janitorial services, security services, landscaping, snow and ice removal and painting; (h) sales or use taxes on supplies and services; (i) consulting, accounting fees, legal, tax appeal, engineering and other professional fees and expenses; (j) management fees; (k) contributions, costs or expenses related to common areas or facilities of any office park or development of which the Building or Lot are a part, (l) alterations and improvements to the Building and Lot made by reason of any requirement of any insurance underwriters or any federal, state, or local statutes, regulations, ordinances, or any other duly constituted public authorities having jurisdiction over the Building and Lot; (m) any losses incurred by Landlord in connection with providing cafeteria style food service to the Building as set forth in Section 5.1.5 of this Lease; and (n) without limiting any of the foregoing, any other expense or charge which, in accordance with sound accounting and management principles generally accepted, would be construed as an operating expense.  The term Operating Costs shall not include the interest and amortization on mortgages for the Building and Lot or leasehold interests therein; any charge for depreciation; leasing commissions or legal fees for the negotiation and enforcement of leases; and the cost of special services rendered to tenants (including Tenant) for which a special charge is made.

Operating Costs shall also exclude:

(a)                                  the cost of painting, decorating and redecorating for any tenant, and any work or service performed or rendered exclusively, to a greater extent or in a materially more favorable manner for any tenant, including Tenant;

(b)                                 costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity;

(c)                                  advertising and other fees and costs incurred in procuring tenants;

(d)                                 franchise or income taxes imposed on Landlord;

(e)                                  the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise and any expenses for repairs and maintenance to the extent covered and reimbursed by warranties, guarantees and service contracts;

(f)                                    costs incurred by Landlord relating to any violation by any other tenant of the terms and conditions of any lease of space in the Building; and

(g)                                 costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs.

Real Estate Taxes shall mean and all real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, imposed upon the Building and Lot and any future improvement of whatever kind thereto or thereon.  Real Estate Taxes shall include, without limitation:

(a)                                  real estate taxes on the Building and Lot; (b) installments and interest on assessments for public betterments or public improvements assessed after the date of this Lease; and (c) expenses of any proceedings for abatement of taxes and assessments with respect to any fiscal year or fraction of a fiscal year.

4.3                                 ESTIMATED ANNUAL OPERATING EXPENSE AND REAL ESTATE TAX ESCALATION PAYMENT.

If, with respect to any fiscal year or fraction thereof during the Term, Landlord estimates that Tenant will be obligated to pay Annual Operating Costs, then Tenant shall pay, as additional rent, on the first day of each month of such fiscal year and each ensuing fiscal year thereafter, Estimated Monthly Operating Expense Cost Payments equal to 1/12th of the estimated Annual Operating Cost Escalation for the respective fiscal year, with an appropriate additional payment or refund to be made within 30 days after Landlord’s Statement (as hereafter defined) is delivered to Tenant.  Landlord may adjust such Estimated Monthly Annual Operating Cost Payment from time to time and at any time during a fiscal year (but not more than twice each year), and Tenant shall pay, as additional rent, on the first day of each month following receipt of Landlord’s notice thereof, the adjusted Monthly Annual Operating Cost Payment.

As soon as practicable after the end of each fiscal year ending during the Term and after lease termination, Landlord shall render a statement (Landlord’s Statement) in reasonable detail and according to generally accepted accounting practices certified by Landlord and showing for the preceding fiscal year or fraction thereof, as the case may be, Landlord’s Annual Operating Costs, and Tenant’s proportionate share thereof, as defined above.

If, with respect to any fiscal year or fraction thereof during the Term, Landlord estimates that Tenant will be obligated to pay annual Real Estate Taxes, then Tenant shall pay, as additional rent, on the first day of each month of such fiscal year and each ensuing fiscal year thereafter, Estimated Monthly Real Estate Tax Payments equal to 1/12th of the estimated annual Real Estate Tax escalation for the respective fiscal year, with an appropriate additional payment or refund to be made within 30 days after a copy of the actual Real Estate Tax Bill for the Premises and the Lot is delivered to Tenant showing, for the preceding fiscal year or fraction thereof, as the case may be, Landlord’s Real Estate Taxes, and Tenant’s proportionate share thereof.  Landlord may adjust such Estimated Monthly Real Estate Tax Payment from time to time and at any time during a fiscal year (but not more than twice each year), and Tenant shall pay, as additional rent, on the first day of each month following receipt of Landlord’s notice thereof, the adjusted Monthly Real Estate Tax Payment.

4.4                                 ELECTRICITY.

Tenant will be billed for electricity for Tenant’s lights and outlet consumption on a monthly basis based on Landlord’s annual estimate of electricity charges per rentable square foot.  Should the actual average expense to Landlord per square foot for Tenant’s electricity be different than Landlord’s estimate, an additional charge or a credit will be made at the end of each year’s occupancy to be paid with or credited against the next monthly charge for Tenant’s electricity.  Notwithstanding the foregoing, Landlord reserves the right to assess Tenant’s charge for electricity based on an engineer’s survey of Tenant’s electrical usage conducted from time to time or on the sub-metering of all or part of the Premises.  Such charges for Tenant’s electricity shall be paid by Tenant as additional rent at the same time and in the same manner as payments of Annual Rent.

Tenant covenants and agrees that its use of electric current (including without limitation, the electric current necessary for any supplemental HVAC at the Premises) shall not exceed 6.0 watts per rentable square foot of floor area on the fourth floor of the Premises and 80 watts per rentable square foot of floor area on the second floor of the Premises and that its total connected lighting load will in no event exceed the maximum load from time to time permitted by applicable governmental regulations.  In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building’s electrical system or in any other way interferes with the system’s ability to perform properly, supplementary systems including check meters may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense.  Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if, during the Term of this Lease, either the quantity or character of electric current is changed or electric current is no longer available or suitable for Tenant’s requirements due to a factor or cause beyond Landlord’s control.

Landlord reserves the exclusive right to provide electric and other utility service to the Building.  Tenant may request permission from Landlord (which consent may be withheld in its sole discretion) to arrange electric and other utility service exclusively serving the Premises.  Should such permission be granted, however, such service shall be installed only in such locations and in such manner as shall be specifically approved by Landlord in its sole discretion, Tenant shall be responsible for restoration of any damage caused by such installation and Tenant shall be responsible for removal of such installations at the termination of this Lease.  Landlord may limit Tenant’s choice of electrical or other utility providers in order to avoid proliferation of such services to the Building or for any other reason.  In no event, however, shall Landlord be responsible for any damages or inconvenience caused by interruption in or poor quality of electricity or other utility services provided to the Building or the Premises unless such damages are caused by the negligence or willful misconduct of Landlord, its agents or employees.

4.5                                 CHANGE OF FISCAL YEAR.

Landlord shall have the right from time to time to change the periods of accounting under Section 4.2 to any annual period other than a calendar year, and upon any such change all items referred to in Section 4.2 shall be appropriately apportioned.  In all Landlord’s Statements rendered under Section 4.2, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, and any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s estimate, and with respect thereto Landlord shall render promptly after determination a supplemental Landlord’s Statement, and appropriate adjustment shall be made according thereto.

4.6                                 PAYMENTS.

All payments of Annual Rent and additional rent shall be made to Managing Agent, or to such other person as Landlord may from time to time designate.  If any installment of Annual Base Rent or additional rent or payments due on account of leasehold improvements is paid more than five (5) days after the due date thereof (provided that Tenant shall not receive such five (5) day grace period more often than twice during any twelve (12) month period), at Landlord’s election, it shall bear interest at a rate equal to the average prime commercial rate from time to time established by the three largest national banks plus 4% per annum from such due date, which interest shall be immediately due and payable as further additional rent.

4.7                                 AUDITS.

Within two (2) months after receipt of Landlord’s statement (as defined in Section 4.3), Tenant may request to audit (at Tenant’s expense) Landlord’s Operating Costs for the preceding fiscal year.  Such audit shall take place at Landlord’s Office in the Metropolitan Boston Area where its books and records are kept or at such other location in the Metropolitan Boston area designated by Landlord.  Such audit may only be conducted by an independent, nationally recognized firm of certified public accountants.  In no event may such firm be compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection.  If such audit discloses a discrepancy in excess of 5% of the annual Operating Costs, and Landlord concurs with such audit, appropriate adjustments shall be paid to Landlord or Tenant, as the case may be.  If the Landlord does not concur with the results of such audit, the matter shall be submitted to binding arbitration with the American Arbitration Association at its office in Boston, Massachusetts in accordance with procedures designated by its applicable rules.

4.8                                 CAPITAL EXPENDITURES.

If Landlord shall make a capital expenditure, Tenant shall pay, in addition to Tenant’s proportionate share of Annual Operating Costs, Tenant’s proportionate share of the annual charge-off of such capital expenditure so long as it is incurred (i) to reduce the anticipated amount of Operating Costs or to prevent an anticipated increase in Operating Costs, (ii) to maintain the condition of the building as a first-class office building in the suburban Lexington, Massachusetts market, or (iii) in order to comply with requirements of law promulgated and enacted after the date of this Lease.  Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages, by institutional lenders on like properties within the locality in which the Building is located, by the number of years of useful life reasonably contemplated for such capital expenditure.  Useful life shall be determined reasonably by Landlord in accordance with generally accepted practices in effect at the time of making such expenditure.  Landlord represents, to the best of Landlord’s knowledge without independent investigation, that as of the Lease Execution Date, the only planned capital expenditure at the Building costing in excess of $70,000 is the installation of an energy management system for the Building.  The foregoing representation shall in no way derogate from Landlord’s right to make any future capital expenditures in accordance with the terms of this Lease.

ARTICLE V

LANDLORDS COVENANTS

5.1                                 LANDLORD’S COVENANTS DURING THE TERM.

Landlord covenants during the Term:

5.1.1                        Building Services.  To furnish during normal working hours heat, air-conditioning, elevator service, cleaning service, hot and chilled water service as shown in Exhibit C.  “Normal working hours” shall mean the hours of 8:00 a.m. through 6:00 p.m.  Monday through Friday and the hours of 8:00 a.m. through 1:00 p.m. on Saturdays, and no hours on legal holidays (as listed in Exhibit H to Lease and as such list of holidays may be reasonably amended by Landlord from time to time) and Sundays; provided, however, that Tenant shall have access to the Building 24 hours a day, 365 days a year, by means of a key or other access device to the main lobby of the Building to be provided to Tenant by Landlord.  Tenant shall pay when due all amounts and charges for such services during hours other than normal working hours and shall indemnify and hold harmless Landlord from and against any and all claims, liabilities, damages, losses, costs and expenses (including reasonable attorney’s fees) in connection therewith.  Landlord’s current hourly rate for such services during other than normal working hours is $50.00 per hour.  Landlord has the right to increase such hourly charge upon prior notice to Tenant.  Landlord is not and shall not be required to furnish to Tenant or any other occupant of the Premises telephone or other communication service.

5.1.2                        Additional Building Services.  To furnish, through Landlord’s employees or independent contractors, reasonable additional Building operation services upon reasonable advance request of Tenant at rates from time to time established by Landlord to be paid by Tenant;

5.1.3                        Repairs.  Except as otherwise provided in Article VII, to make such repairs to the roof, exterior walls, floor stabs, other structural components and common facilities of the

Building as may be necessary to keep them in good and serviceable condition consistent with the operation of the Building as a first-class office and research facility; however, the parties hereby recognize and agree that the Premises is being delivered to Tenant with Leibert units connected thereto and in no event shall Landlord at any time have any obligation to maintain, repair or replace any such Leibert units, it being the sole responsibility of Tenant.  Notwithstanding the foregoing, Tenant shall have no obligation to remove or restore such Leibert units.

5.1.4                        Tenant Directory.  To include Tenant’s name on the Tenant directory maintained by Landlord in the main lobby of the Building.

5.1.5                        Food Service.  Landlord may, in its sole discretion, provide, within the Building, a cafeteria style food service appropriate for the number of patrons which will use the facility.  Landlord reserves the right to approve Tenant’s use of a food service operator other than the Landlord’s food service operator, if any.

5.1.6                        Quiet Enjoyment.  That Landlord has the right to make this Lease and that Tenant on paying the rent and performing its obligations hereunder shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject however to all the terms and provisions hereof.

5.1.7                        Monument Signage.  In the event that Tenant leases more than fifty percent (50%) of the Rentable Floor Area of the Building from Landlord, to include Tenant’s name on the existing monument signage outside the Building.

5.2                                 INTERRUPTIONS.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance, injury, death or for loss of business arising from power or other utility losses or shortages, air pollution or contamination, or from the necessity of Landlord’s entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or the Lot or for any interruption or termination (by reason of any cause reasonably beyond Landlord’s control, including without limitation, loss of any applicable license or government approval) of the food service provided by Landlord pursuant to Section 5.1.5. Landlord shall use reasonable efforts to promptly restore such service.  Tenant hereby waives all claims against Landlord, its agents, servants, employees, invitees, or contractors for any injury to or death of any person or damage to or destruction of property in or about the Premises or the Lot by or from any cause whatsoever, including, without limitation, gas, fire, oil, electricity or leakage of any character from the roof, walls, basement or other portion of the Premises or the Lot, but excluding, however, the gross negligence or willful misconduct of Landlord.

In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause beyond Landlord’s reasonable control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed.  Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

Landlord also reserves the right to institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards.

ARTICLE VI

TENANT’S COVENANTS

6.1                                 TENANT’S COVENANTS DURING THE TERM.

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

6.1.1                        Tenant’s Payments.  To pay when due (a) all Annual Rent, (b) all taxes which may be imposed on Tenant’s personal property in the Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, (c) as additional rent, Tenant’s proportionate share of Annual Operating Costs, (d) all charges by public utilities for electricity, telephone (including service inspections therefor) and other services rendered to the Premises not otherwise required hereunder to be furnished by Landlord without charge and not consumed in connection with any services required to be furnished by Landlord without charge, and (e) as additional rent, all charges to Landlord for services rendered pursuant to Section 5.1.2 hereof.

6.1.2                        Repairs and Yielding Up.  Except as otherwise provided in Article VII and Section 5.1.3, to keep the Premises in good order, repair and condition, reasonable wear, damage by fire or other casualty, damage by taking, and damage caused by Landlord’s failure to perform its obligations only excepted; and at the expiration or termination of this Lease peaceably to yield up the Premises and all alterations and additions therein in such order, repair and condition, first removing all goods and effects of Tenant, all cabling and wiring and any alterations and additions, the removal of which is specified to be removed by Landlord by notice to Tenant given prior to the expiration of the Term, and repairing all damage caused by such removal and leaving them clean and neat.  If Tenant shall request, Landlord will inform Tenant whether or not Landlord will require removal of any alterations of installations at the expiration of the Term, at the time of Landlord’s plan review and approval of any such requested alterations or installations.  Tenant may, throughout the Term, at its expense, replace its own light bulbs in the Premises to Building standards.

6.1.3                        Occupancy and Use.  To use and occupy the Premises only for the Permitted Uses; not to injure or deface the Building or the Lot; to keep the Premises clean and in a neat and orderly condition; and not to permit in the Premises any use thereof which is improper, offensive, contrary to law or ordinances, or liable to create a nuisance or to create an unsafe or hazardous condition, or to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building; not to dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises; not to generate, store or dispose of hazardous substances in or on the Premises (except for customary quantities of cleaning supplies that are used in small amounts in accordance with all laws), or the Lot or dispose of hazardous substances from the Premises to any other location without the prior written consent of Landlord and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq., and all other applicable laws, ordinances and regulations; to notify Landlord immediately of any incident which would require the filing of a notice under applicable federal, state, or local law; not to use, store or dispose of hazardous substances on the Premises without first submitting to Landlord a list of all such hazardous substances and all permits required therefore and thereafter providing to Landlord on an annual basis Tenant’s certification that all such permits have been renewed with copies of such renewed permits; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises.  “Hazardous substances” as used in this paragraph shall mean “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 and regulations adopted pursuant to said Act, and “hazardous substances”, “hazardous wastes”, “toxic substances”, “toxic wastes” and terms of similar import under other applicable federal and state statutes and regulations adopted pursuant thereto.

The Premises shall be used only for the Permitted Use and for no other use whatsoever.  Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building.  Tenant shall comply with all laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises.  Tenant, within three (3) days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws.

6.1.4                        Rules and Regulations.  To comply with the Rules and Regulations set forth in Exhibit D and all other reasonable Rules and Regulations hereafter made by Landlord, of which Tenant has been given notice, for the care and use of the Building and the Lot and their facilities and approaches, it being understood that Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations.

6.1.5                        Safety Appliances.  To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Uses.

6.1.6                        Assignment and Subletting.  Not without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, to assign, mortgage, pledge, encumber, sell or transfer this Lease, in whole or in part, to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law (any of the foregoing being referred to herein as a “transfer”) (it being understood that in no event shall Landlord consent to any transfer other than a sublease if the same is on terms more favorable to the successor occupant than to the then occupant); as additional rent, to reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting; no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance.  Landlord’s consent to any proposed assignment or subletting is required both as to the terms and conditions thereof, and as to the creditworthiness of the proposed assignee or subtenant and as to the consistency of the proposed assignee’s or subtenant’s business with other uses and tenants in the Building.  In the event that any assignee or subtenant pays to Tenant any amounts in excess of the rent payable hereunder by Tenant, Tenant shall pay to Landlord, as additional rent, fifty percent (50%) of such excess rent as and when received by Tenant.  For purposes of this Section 6.1.6, the term “rent” shall mean all Annual Rent, additional rent or other payment and/or consideration payable hereunder.  Tenant’s obligation to pay fifty percent (50%) of such excess shall not apply to a permitted assignment or subletting in which the imputed value of this Lease is aggregated with the value of Tenant’s business in connection with a corporate transaction with a Permitted Affiliate (as defined below).  If Tenant requests Landlord’s consent to assign this Lease or sublet all or any portion of the Premises, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after receipt of such request, to terminate this Lease.  In clarification of the foregoing, in the event of a proposed sublease for less than all of the rentable square feet of the Premises, Landlord shall only have the option to terminate the Lease with respect to that portion of the Premises included as a part of such sublease.  Notwithstanding the foregoing, Landlord shall waive such termination right (a) in the event of a transfer to a Permitted Affiliate (as defined below); or (b) in the event that the term of the proposed sublease is for a duration which is less than the lesser of: (i) 2 years; or (ii) one half of the remaining Term under this Lease,

Without limitation, it is agreed mat Landlord’s consent shall not be considered unreasonably withheld if: (l) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) any portion of the Building or Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer; (5) the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof; (6) the proposed subtenant or assignee is a tenant or subtenant of any portion of the Building so long as comparable space is then available, or is reasonably expected to become available within the next six (6) months following the date of the proposed transfer; or (7) there exists a Tenant default, or event which with the giving of notice or the passage of time, or both, would constitute a default, unless the same is cured within the applicable cure period.  Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment.  Any attempted transfer in violation of this Section shall, at Landlord’s option, be void.  Consent by Landlord to one or more transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent transfers.  In no event shall any transfer release or relieve Tenant from any obligation under this Lease.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within sixty (60) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 6.1.6 shall be applicable.

As part of its request for Landlord’s consent to a transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request.  Landlord shall, by written notice to Tenant within thirty (30) days of its receipt of the required information and documentation, either: (1) consent to the transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet.  Any such termination shall be effective on the proposed effective date of the transfer for which Tenant requested consent.

Notwithstanding the foregoing, Tenant may assign this Lease (or sublet to an entity described in the following clause (i)) without Landlord’s consent to (i) an entity controlling, controlled by or under common control with Tenant, or (ii) an entity purchasing all or substantially all of Tenant’s business, assets and liabilities, or (iii) any entity into or with which Tenant is merged or consolidated, provided that any such entity described in the foregoing clauses (ii) and (iii) must have a net worth at least equal to the net worth of Tenant at the time of the assignment (such entity described in clauses (i), (ii) or (iii), a “Permitted Affiliate”).

It shall be a condition of the validity of any assignment or subletting hereunder, that both Tenant and the assignee or sublessee agree directly with Landlord in a separate written instrument reasonably satisfactory to Landlord which contains terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting, such subtenant shall agree on a pro rata basis to be so bound), but such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder, Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several.  Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the assignment or the assignee thereunder or the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination of the Lease, the assignment or sublease shall be terminated.

As additional rent, Tenant shall reimburse Landlord promptly for reasonable out-of-pocket legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting.

If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, upon an Event of Default, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Section 6.16 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

No assignment or subletting under any of the provisions of Section 6.1.6 shall in any way be construed to relieve Tenant from obtaining the express consent in writing to Landlord to any further assignment or subletting.

6.1.7                        Indemnity.  To defend, with counsel approved by Landlord, all actions against Landlord, any partner, member, trustee, stockholder, officer, director, employee or beneficiary of Landlord, Managing Agent, holders of mortgages secured by the Premises or the Building and Lot and any other party having an interest in the Premises (“Indemnified Parties”) with respect to, and to pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses damages, costs, expenses (including reasonable attorney’s fees and expenses), causes of action, suits, claims, demands or judgments of any nature (a) to which any Indemnified Party is subject because of its estate or interest in the Premises, or (b) arising from or related to (i) injury to or death of any person, or damage to or loss of property, on the Premises unless caused by the gross negligence or willful misconduct of Landlord or its servants or agents, (ii) injury to or death of any person, or damage to or loss of property on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of the foregoing, where liability is claimed to have resulted from the negligence of Tenant or its servants or agents, (iii) violation of this Lease, (iv) any act, fault, omission, or other misconduct of Tenant or its agents, employees, contractors, licensees, sublessees or invitees or (v) the use, generation, storage or disposal of Hazardous Materials by Tenant or its agents, employees or invitees on the Premises, the Building or Lot or any portion thereof or any surrounding area or the presence of Hazardous Materials thereon including, without limitation, any and all liabilities, losses, damages, costs, expenses (including reasonable attorney’s fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from or related to removal of or other remediation of any Hazardous Materials or precautions required to protect against the release of Hazardous Materials into the environment to the extent required by any Environmental Laws (as defined below).

As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to, any petroleum product and all hazardous or toxic substances or wastes including any asbestos-containing materials, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), or substances which are included under or regulated by any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) pertaining to the environment, contamination or clean-up (all such laws, rules and regulations being referred to collectively as the “Environmental Laws”).

6.1.8                        Tenant’s Insurance.  Tenant, at Tenant’s expense, agrees to keep in force during the Term of this Lease:

(a)                                  Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Lot, indemnifying Landlord and Tenant against all claims and demands for (i) injury to or death of any person or damage to or loss of property, on the Premises or adjoining walks, streets or ways, or connected with the use, condition or occupancy of any of the foregoing unless caused by the negligence of Landlord or its servants or agents, (ii) violation of this Lease, or (iii) any act, fault or omission, or other misconduct of Tenant or its agents, employees, contractors, licensees, sublessees or invitees, in amounts which shall, at the beginning of the Term.  Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury Liability	$1,000,000
Fire Damage Legal Liability	$50,000
Medical Payments	$5,000

Any general aggregate limit shall apply on a per location basis.  Tenant’s commercial general liability insurance shall name Landlord, its trustees, officers, directors, agents, and employees, Landlord’s mortgagees, Landlord’s managing agent and Landlord’s representatives, as additional insureds.  This coverage shall include blanket contractual liability, broad form property damage liability, premises/operations and products/completed operations hazards, and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire.  Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(b)                                 Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence.

(c)                                  Umbrella/excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, business automobile liability, and employers liability policies with the following minimum limits:

Each Occurrence	$5,000,000
Annual Aggregate	$5,000,000

These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required herein.  Such excess liability policies shall name Landlord, its trustees, officers, directors, agents, and employees, Landlord’s mortgagees, Landlord’s managing agent and Landlord’s representatives as additional insureds.

(d)                                   All risk property insurance including theft, sprinkler leakage and boiler and machinery coverage on all of Tenant’s trade fixtures, furniture, inventory and other personal property in the Premises, and on any alterations, additions, or improvements made by or on behalf of Tenant upon the Premises including, without limitation, the Initial Alterations, all for the full replacement cost thereof.  Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Premises.  Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Premises.  Landlord reserves the right to request Tenant to have an appraisal of its trade fixtures, furniture, inventory and other personal property in the Premises done not less than once every three (3) years during the Term at Tenant’s sole cost.

(e)                                    Business income and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this lease for a period of twelve (12) months.

(f)                                    Tenant’s Worker’s Compensation Insurance - Workers compensation and employers liability insurance.  The employers liability insurance shall afford limits not less than $500,000 per accident, $500,000 per employee for bodily injury by disease, and $500,000 policy limit for bodily injury by disease.  Such insurance shall comply with Tenant’s obligations to its employees under the laws of the state in which the Premises are located.

6.1.9                        Tenant’s Insurer Rating; Certification of Insurance.  All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Premises is located with a rating of at least “A - X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord.  Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein.  Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.  Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Premises and thereafter not less than 30 days prior to the expiration dates of the expiring policies theretofore furnished pursuant to Section 6.1.8, Tenant shall deliver to Landlord certificates of insurance issued by the insurers evidencing all such policies in form satisfactory to Landlord, accompanied by evidence satisfactory to Landlord of payment of the first installment of the premiums.  Certificates of insurance shall include an endorsement for each policy showing that Landlord, its trustees, officers, directors, agents, and employees, Landlord’s managing agent, Landlord’s mortgagees, and Landlord’s representatives are included as additional insureds on liability policies and that Landlord is loss payee for property insurance.  Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord.

(a)                                  In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within ten (10) days following Landlord’s request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

(b)                                 The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder.  Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(c)                                  Tenant insurance requirements stipulated in Section 6.1.8 are based upon current industry standards.  Landlord reserves the right to require additional coverage or to increase limits as industry standards change.

(d)                                 Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor (including all subcontractors) carries commercial general liability insurance (including completed operations coverage for a period of three (3) years following completion of the work), business automobile liability, umbrella/excess liability, worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease.  Contractor shall name Landlord, its trustees, officers, directors, agents and employees, Landlord’s managing agent, Landlord’s mortgagees and Landlord’s representatives as additional insureds on the liability policies required hereunder.

All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Premises is located with a rating of at least “A – X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord.  Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises.  Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord.  The above requirements shall apply equally to any subcontractor engaged by contractor.

6.1.10                  Landlord’s Right of Entry.  To permit Landlord and Landlord’s agents entry; to examine the Premises at reasonable times upon reasonable notice (except in the event of emergency when no notice shall be required) and, if Landlord shall so elect, to make repairs or replacements; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, or the like not consented to in writing; and to show the Premises to prospective tenants during the 12 months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.

6.1.11                  Loading.  Not to place Tenant’s Property, as defined in Section 6.1.13, upon the Premises so as to exceed a rate of 50 pounds of live load per square foot and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such times as Landlord shall in each instance approve; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other leased space in the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to eliminate such vibration or noise.

6.1.12                  Landlord’s Costs.  In case Landlord shall be made party to any litigation commenced against Tenant or by or against any parties in possession of the Premises or any part thereof claiming under Tenant, to pay, as additional rent, all costs including, without implied limitation, reasonable counsel fees incurred by or imposed upon Landlord in connection with such litigation and, as additional rent, also to pay all such costs and fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease.  Notwithstanding the foregoing, if Landlord or Tenant litigate any provision of this Lease or the subject matter of this Lease, the unsuccessful litigant shall pay to the successful litigant all costs and expenses, including attorneys’ fees and court costs, incurred by the successful litigant at trial and on appeal.

6.1.13                  Tenant’s Property.  All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Building or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord unless due to the gross negligence of Landlord.

6.1.14                  Labor or Materialmen’s Liens.  To pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises; and immediately to discharge any such liens which may so attach.

6.1.15                  Changes or Additions.  Not to make any changes or additions to the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed and only in accordance with Article III hereto, provided that Tenant shall reimburse Landlord for all out-of-pocket costs incurred by Landlord in reviewing Tenant’s proposed changes or additions (other than the initial buildout), and provided further that, in order to protect the functional integrity of the Building, all changes and additions shall be performed by contractors approved by Landlord which approval shall not be unreasonably withheld.

6.1.16                  Holdover.  For the first sixty (60) days of any Holdover (as defined below), to pay to Landlord on a monthly basis, 200% of the greater of: (i) the Annual Rent and all additional rent then applicable for the entire Premises; or (ii) the fair market value, as reasonably determined by Landlord, of the Annual Rent and all additional rent for the entire Premises for each month or portion thereof that Tenant shall retain possession of the Premises or any part thereof after the rightful termination of this Lease, whether by lapse of time or otherwise (a “Holdover”). On the 61st day of any Holdover and thereafter, in addition to the amounts set forth above, Tenant shall also pay to Landlord all “direct damages” sustained by Landlord on account of such Holdover.   “Direct damages” as used in this Section 6.1.16 shall mean: (i) the total amount of the rent, fees and other charges set forth in any lease which lease was terminated due to a Holdover; (ii) the total amount of rent, fees and other charges from any lease which rent, fees and other charges never came due and owing to Landlord as a result of a Holdover; (iii) the total amount of rent, fees and other charges that were never realized due to Landlord’s inability to enter into any new leases as a result of a Holdover; (iv) any and all costs, fees, charges and expenses incurred by Landlord in connection with entering into a lease that was terminated as a result of a Holdover, including, without limitation, the fees and costs of architects, engineers, attorneys, brokers or consultants; and (v) any and all costs, fees, charges and expenses incurred by Landlord as the result of any third party lawsuit (including attorneys’ fees and costs in defending any such suit and any awards for damages) brought as a result of a Holdover.  The provisions of this subsection shall in no way derogate from Landlord’s ability to evict Tenant from the Premises in the event of a Holdover nor shall the provisions of this subsection operate as a waiver by Landlord of the right of reentry provided in this Lease.

6.1.17                  Independent Covenants.  Landlord and Tenant hereby acknowledge and agree that the covenants set forth in this Lease (as the same may apply to Landlord and Tenant, respectively), are to be treated as independent covenants and Rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

ARTICLE VII

DAMAGE AND DESTRUCTION; CONDEMNATION

7.1                                 FIRE OR OTHER CASUALTY.

7.1.1                        Subject to the provisions of Section 7.1.2 hereof, in the event during the Term hereof the Premises and/or access thereto, or damage to any of the common facilities to which Tenant has rights shall be partially damaged (as distinguished from “substantially damaged” as such term is hereinafter defined) by fire, explosion, casualty or any other occurrence covered or as may be required to be covered, as herein provided, by Landlord’s insurance or by such casualty plus required demolition, or by action taken to reduce the impact of any such event, Landlord shall forthwith proceed to repair such damage and restore the Premises, or so much thereof as was originally constructed or delivered by Landlord to substantially its condition at the time of such fire, explosion, casualty or occurrence, provided that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable, plus the amount of the deductible as a result of such damage and, further provided that Tenant is not then in default of any of its obligations under this Lease beyond any applicable cure period.  Landlord shall not be responsible for any delay which may result from any cause beyond Landlord’s reasonable control, provided that Landlord uses reasonable efforts to overcome the delay.  Landlord shall use reasonable efforts to complete such repair as quickly as practicable.

7.1.2                        If, however, (i) the Premises should be damaged or destroyed (a) by fire or other casualty (1) to the extent of 25% or more of the cost of replacement, or (2) so that 25% or more of the principal area contained in the Premises shall be rendered untenantable, or (b) by any casualty other than those covered by insurance policies maintained or required to be maintained by Landlord under this Lease (hereinafter “substantially damaged”), or (ii) the Premises shall be damaged in whole or in part during the last two years of the Term, or (iii) there shall be damage to the Premises of a character as cannot reasonably be expected to be repaired within 12 months from the date of casualty, or (iv) such restoration involves the demolition of or repair of damage to 25% percent or more of the Premises, or (v) applicable law requires the demolition of the Building or forbids the rebuilding of the damaged portion of the Building, or (vi) such restoration requires repairs in an amount in excess of the insurance proceeds recovered or recoverable, or (vii) Landlord’s mortgagee shall require that the insurance proceeds from such damage or destruction be applied against the principal balance due on any mortgage, Landlord may, at its option, either terminate this Lease or elect to repair the Premises and Landlord shall notify Tenant as to its election within 120 days after such fire or casualty.  If Landlord elects to terminate this Lease, the Term hereof shall end on the date specified in the notice (which shall be the end of a calendar month and not sooner than 30 days after such election was made). If Landlord does not elect to terminate this Lease, then Landlord shall perform such repairs set forth in Section 7.1.3 hereof and Tenant shall perform such repairs in the Building as set forth in Section 7.1.4 hereof, and the Term shall continue without interruption and this Lease shall remain in full force and effect.

7.1.3                        If Landlord does not elect to terminate this Lease as provided in Section 7.1.2 hereof and if Tenant is not then in default of any of its obligations under the Lease beyond any applicable cure period provided for herein, Landlord shall, provided any third party mortgagee of the Building makes insurance proceeds available for restoration, reconstruct of the Premises as was originally constructed by Landlord (it being understood by Tenant that Landlord shall not be responsible for any reconstruction of leasehold improvements, including, without limitation, the Initial Alterations which reconstruction is the sole responsibility of Tenant) to substantially its condition at the time of such damage, but Landlord shall not be responsible for any delays which may result from any cause beyond Landlord’s reasonable control, provided Landlord uses reasonable efforts to overcome such delay.

7.1.4                        If Landlord does not elect to terminate this Lease as provided in Section 7.1.2 hereof, Tenant shall, at its own cost and expense, repair and restore the Premises in accordance with the provisions of Section 6.1.15 hereof to the extent not required to be repaired by Landlord pursuant to the provisions of this Section 7.1, including, but not limited to, the repairing and/or replacement of its merchandise, trade fixtures, furnishings and equipment in a manner and to substantially the same condition as existed prior to its damage or destruction.  Tenant agrees to commence the performance of its work when notified by Landlord that the work to be performed by Tenant can, in accordance with good construction practices, then be commenced and Tenant shall complete such work as promptly thereafter as is practicable, but in no event more than 120 days thereafter.

7.1.5                        All proceeds payable from Landlord’s insurance policies with respect to the Premises shall belong to and shall be payable to Landlord.  If Landlord does not elect to terminate this Lease as provided in Section 7.1.2 hereof, Landlord shall disburse and apply so much of any insurance recovery as shall be necessary against the cost to Landlord of restoration and rebuilding of Landlord’s work referred to in Section 7.1.3 hereof, subject to the prior rights of any lessor under a ground or underlying lease covering the Building and/or the holder of any mortgage liens against the Building.

7.1.6                        In the event that the provisions of Section 7.1.1 or Section 7.1.2 shall become applicable, the Annual Rent and additional rent shall be abated or reduced proportionately to the extent that Tenant does not have use of a portion of the Premises during any period in which, by reason of such damage or destruction, there is interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending with the completion by Landlord of such work of repair and/or reconstruction as Landlord is obligated to do.

7.2                                 EMINENT DOMAIN.

If, after the execution and before termination of this Lease, the entire Premises, access to the Premises without substantially equivalent substitute access being provided, or 25% of the Parking on the Lot shall be taken by eminent domain or destroyed by the action of any public or quasi-public authority, or in the event of conveyance in lieu thereof, the Term shall cease as of the day possession shall be taken by such authority, and Tenant shall pay rent up to that date with a pro-rata refund by Landlord of such rent and additional rent as shall have been paid in advance for a period subsequent to the date of the taking of possession.

If less than 25% of the Premises shall be so taken or conveyed, this Lease shall cease only with respect to the parts so taken or conveyed, as of the day possession shall be taken, and Tenant shall pay rent up to that day, with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to the date of the taking of possession, and thereafter the Annual Rent shall be equitably adjusted.  Pending agreement of such rental adjustment, Tenant agrees to pay to Landlord the Annual Rent and additional rent in effect immediately prior to the taking by eminent domain.  Landlord shall at its expense make all necessary repairs or alterations so as to constitute the remaining premises a complete architectural unit.

If more than 25% of the Premises shall be so taken or conveyed, then the Term shall cease only as respects the part so taken or conveyed, from the day possession shall be taken, and Tenant shall pay rent to that date with an appropriate refund by Landlord of such rent as may have been paid in advance for a period subsequent to the date of the taking of possession, but Landlord shall have the right to terminate this Lease upon notice to Tenant in writing within 30 days after such taking of possession.  If Landlord does not elect to terminate the Lease, all of the terms herein provided shall continue in effect except that the Annual Rent shall be equitably adjusted, and Landlord shall make all necessary repairs or alterations so as to constitute the remaining premises a complete architectural unit.

All compensation awarded for any such taking or conveyance, whether for the whole or a part of the Premises, shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or of the fee of or underlying leasehold interest in the Premises, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation, provided, however, that Tenant shall be entitled to seek a separate award for Tenant’s trade fixtures and relocation expense.

In the event of any taking of the Premises or any part thereof for temporary use, this Lease shall be and remain unaffected thereby.

ARTICLE VIII

RIGHTS OF MORTGAGEE

8.1                                 PRIORITY OF LEASE.

This Lease is and shall continue to be subject and subordinate to any presently existing mortgage or deed of trust of record covering the Lot or Building or both (the “mortgaged premises”). The holder of any such presently existing mortgage or deed of trust shall have the election to subordinate the same to the rights and interests of Tenant under this Lease exercisable by filing with the appropriate recording office a notice of such election, whereupon the Tenant’s rights and interests hereunder shall have priority over such mortgage or deed of trust.  Tenant represents that as of the date hereof, there is no mortgage or deed of trust on the Lot or the Building.

Unless the option provided for in the next following sentence shall be exercised, this Lease shall be superior to and shall not be subordinate to, any mortgage, deed of trust or other voluntary lien hereafter placed on the mortgaged premises.  The holder of any such mortgage, deed of trust or other voluntary lien shall have the option to subordinate this Lease to the same, provided that such holder enters into an agreement with Tenant by the terms of which the holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease in the event of acquisition of title by such holder through foreclosure proceedings or otherwise and Tenant will agree to recognize the holder of such mortgage as Landlord in such event, which agreement shall be made to expressly bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing the mortgaged premises at any foreclosure sale.  Any such mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

8.2                                 RIGHTS OF MORTGAGE HOLDERS; LIMITATION OF MORTGAGEE’S LIABILITY.

The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof.  The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage.  Until the holder of a mortgage shall enter and take possession of the Premises for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security.  Upon entry and taking possession of the Premises for the purpose of foreclosure, such holder shall have all the rights of Landlord.  Notwithstanding any other provision of this Lease to the contrary, including without limitation Section 10.4, no such holder of a mortgage shall be liable, either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform any of the obligations of Landlord unless and until such holder shall enter and take possession of the Premises for the purpose of foreclosure, and such holder shall not in any event be liable to perform or for failure to perform the obligations of Landlord under Section 3.1. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord (except for the obligations under Section 3.1), subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Premises.

8.3                                 NO PREPAYMENT OR MODIFICATION, ETC.

Tenant shall not pay Annual Rent, additional rent, or any other charge more than 10 days prior to the due date thereof.  No prepayment of Annual Rent, additional rent or other charge, no assignment of this Lease that requires Landlord’s consent hereunder and no agreement to modify so as to reduce the rent, change the Term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be binding on Landlord’s mortgagees of record, if any, unless such mortgagee consents thereto.

8.4                                 NO RELEASE OR TERMINATION.

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within 30 days (or such longer time as may be reasonably required to cure, so long as the mortgagee is diligently pursuing such cure), but nothing contained in this Section 8.4 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist.

8.5                                 CONTINUING OFFER.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreements contained in this Article VIII) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee; such mortgagee is hereby constituted a party to this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such mortgagee shall be entitled to enforce such provisions in its own name.  Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may reasonably be deemed necessary to implement the provisions of this Article VIII.

ARTICLE IX

DEFAULT

9.1                                 EVENTS OF DEFAULT.

If any default by Tenant continues, in case of Annual Rent, additional rent or any other monetary obligation to Landlord for more than 5 business days after notice; or if Tenant fails to provide an estoppel certificate in accordance with Section 10.10 hereof; or if Tenant fails to insure in accordance with Section 6.1.8 hereof; or if Tenant fails to continuously occupy the Premises; or if Tenant fails to deliver to Landlord, maintain or restore the Security Deposit as required hereunder, or if Tenant, prior to the Term Commencement Date or at any time during the Term of this Lease, becomes insolvent, fails to pay its debts as they fall due, files a petition under any chapter of the U.S. Bankruptcy Code, 11 U.S.C. 101 et seq., as it may be amended (or any similar petition under any insolvency law of any jurisdiction), or if such petition is filed against Tenant; or if Tenant, prior to the Term Commencement Date or at any time during the Term of this Lease, proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property of Tenant; or if the leasehold hereby created is taken on execution or other process of law in any action against Tenant; or if any default by Tenant continues in any other case for more than 30 days after notice and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in 30 days and Tenant promptly commences to cure such default and diligently pursues such cure without interruption to completion (but in all events no later than sixty (60) days thereafter), then, and in any such case, Landlord and the agents and servants of Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter while such default continues and without further notice, at Landlord’s election, do any one or more of the following: (1) give Tenant written notice stating that the Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event the Lease shall be irrevocably extinguished and terminated as stated in such notice without any further action, or (2) with or without process of law, in a lawful manner enter and repossess the Premises as of Landlord’s former estate, and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event the Lease shall be irrevocably extinguished and terminated at the time of such entry, to the extent permitted by law or (3) pursue any other rights or remedies permitted by law or in equity.  Any such termination of the Lease shall be without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided.  Tenant hereby waives all statutory rights (including, without limitation, rights of redemption, if any), and Landlord, without notice to Tenant, may store Tenant’s effects and those of any person claiming through or under Tenant at the expense and risk of Tenant and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

9.2                                 TENANT’S OBLIGATIONS AFTER TERMINATION.

In the event that this Lease is terminated under any of the provisions contained in Section 9.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay forthwith to Landlord, as compensation, (i) the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term and (ii) the unamortized portion of the actual out-of-pocket costs and expenses incurred by Landlord in completing Landlord’s Work and the Tenant Allowance and fees and commissions paid to the Broker, amortized on a straight-line reduction basis from 100% to 0% over the Term of the Lease set forth in Section 1.1 hereof.  In calculating the rent reserved, there shall be included, in addition to the Annual Rent and all additional rent, the value of all other consideration agreed to be paid or performed by Tenant for said residue.  Tenant further covenants as an additional and cumulative obligation after any such ending to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated.  In calculating the amounts to be paid by Tenant under the foregoing covenant, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this Section 9.2 and also with the net proceeds of any rents obtained by Landlord by reletting the Premises, after deducting all Landlord’s expenses in connection with such reletting, including, without implied limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid.  Nothing set forth herein shall require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 6.1.6 hereof.

So long as at least 12 months of the Term remain unexpired at the time of such termination, in lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 9.2, Landlord may by written notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 9.1, or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Annual Rent and additional rent accrued under Article IV in the 12 months ended next prior to such termination plus the amount of Annual Rent and additional rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 9.2 up to the time of payment of such liquidated damages.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this

Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

ARTICLE X

MISCELLANEOUS

10.1                           NOTICE OF LEASE.

Upon request of either party, both parties shall execute and deliver, after the Term begins, a short form of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination.

10.2                           INTENTIONALLY DELETED.

10.3                           NOTICES FROM ONE PARTY TO THE OTHER.

All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at Tenant’s Address or such other address as Tenant shall have last designated by notice in writing to Landlord, with a copy to Steven A. Ross, Esquire, Gilmartin, Magence, Camiel & Ross LLP, 376 Boylston Street, Boston, Massachusetts 02116 and, if to Landlord, at Landlord’s Address or such other address as Landlord shall have last designated by notice in writing to Tenant, with a copy to Cynthia B. Keliher, Esquire, Gadsby Hannah LLP, 225 Franklin Street, Boston, Massachusetts 02110. Any notice shall have been deemed duly given if mailed to such address postage prepaid, registered or certified mail, return receipt requested, when deposited with the U.S. Postal Service, or if delivered to such address by hand, when so delivered.

10.4                           BIND AND INURE.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Landlord named herein and each successive owner of the Premises shall be liable only for the obligations accruing during the period of its ownership.  The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Building and the Lot but not upon other assets of Landlord.  No individual partner, member, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Building and the Lot in pursuit of its remedies upon an event of default hereunder, and the general assets of the individual partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

10.5                           NO SURRENDER.

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

10.6                           NO WAIVER, ETC.

The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or any of the Rules and Regulations referred to in Section 6.1.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant in the Building be deemed a waiver of any such Rules or Regulations.  The payment by Tenant or the receipt by Landlord of Annual Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Tenant or Landlord, unless such waiver be in writing and signed by such party.  No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

10.7                           NO ACCORD AND SATISFACTION.

No acceptance by Landlord of a lesser sum than the Annual Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

10.8                           CUMULATIVE REMEDIES.

The specific remedies to which either party may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach of any provisions of this Lease.  In addition to the other remedies provided in this Lease, Landlord or Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

10.9                           LANDLORD’S RIGHT TO CURE.

If Tenant shall at any time default in the performance of any obligation under this Lease and such default continues beyond any applicable notice, grace and cure period, Landlord shall have the right, but shall not be obligated, upon 24 hours prior oral notice to Tenant (except in the event of emergency when no notice shall be required) to enter upon the Premises and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default.  In performing such obligation, Landlord may make any payment of money or perform any other act.  All sums so paid by Landlord (together with interest at the rate of 4% per annum in excess of the then average prime commercial rate of interest being charged by the three largest national banks) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to

Landlord immediately on demand.  Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

10.10                     ESTOPPEL CERTIFICATE.

Tenant agrees, from time to time, upon not less than 20 days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that, if true (and if not true, specifying in what respect) this Lease is unmodified and in full force and effect; that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Rent and additional rent and to perform its other covenants under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Annual Rent, additional rent and other charges have been paid.  Any such statement delivered pursuant to this Section 10.10 shall be in a form reasonably acceptable to and may be relied upon by any prospective purchaser or mortgagee of premises which include the Premises or any prospective assignee of any such mortgagee.

10.11                     WAIVER OF SUBROGATION.

Any insurance carried (or required hereunder to be carried) by either party with respect to the Premises and property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrences of injury or loss.  Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such clause or endorsement to the extent of the indemnification received thereunder.

10.12                     ACTS OF GOD.

In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party s reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay.

10.13                     BROKERAGE.

Tenant and Landlord represent and warrant that they dealt with no brokers in connection with this transaction other than the Brokers and agree to defend, with counsel approved by the other, indemnify and save the other harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by a broker or agent, other than the Brokers in connection with this Lease.  Landlord hereby agrees to pay the brokerage fees to the Brokers in connection with the execution and delivery of this Lease pursuant to the terms of a separate agreement between Landlord and Brokers.

10.14                     SUBMISSION NOT AN OFFER.

The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each of them.

10.15                     APPLICABLE LAW AND CONSTRUCTION.

This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.  If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

There are no oral or written agreements between Landlord and Tenant affecting this Lease.  This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively.  If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

All times set forth herein shall be of the essence.

10.16                     AUTHORITY OF TENANT.

Tenant represents and warrants to Landlord (which representations and warranties shall survive the delivery of this Lease) that: (a) Tenant (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the corporate power and authority to carry on businesses now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary and (iii) has the power to execute and deliver and perform its obligations under this Lease and (b) the execution, delivery and performance by Tenant of its obligations under this Lease have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the partnership agreement of the Tenant or any indenture, agreement or other instrument to which it is a party or by which it is bound.

10.17                     MISCELLANEOUS.

Landlord represents that it is the owner of the Building and Lot and upon execution of this Lease and the occurrence of the Commencement Date for the Premises, Tenant shall be entitled to the quiet enjoyment of the Premises in accordance with the terms of this Lease by others claiming by, through or under the Landlord.  Notwithstanding anything to the contrary herein, if Landlord is unable to deliver possession of the Premises to Tenant on the Term Commencement Date, then (a) Landlord shall not be liable to Tenant for any direct or indirect damages or expenses, including, without limitation, consequential damages incurred by Tenant which arise out of such inability to deliver possession on the Term Commencement Date, (b) this Lease shall remain in full force and effect, (c) the Term Commencement Date shall automatically be adjusted to the date on which Landlord delivers possession of the Premises to Tenant, and (d) Landlord shall use reasonable efforts to deliver possession of the Premises to Tenant on the earliest possible date.

10.18                     ASSIGNMENT OF LEASE AND/OR RENTS.

With reference to any assignment by Landlord of its interest in this Lease and/or the Rent payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank, trust company, insurance company or other institutional lender holding a mortgage on the Building, Landlord and Tenant agree:

(i)                                     that the execution thereof by Landlord and acceptance thereof by such mortgagee shall never be deemed an assumption by such mortgagee of any of the obligations of Landlord hereunder, unless such mortgagee shall, by written notice sent to Tenant, specifically otherwise elect; and

(ii)                                  that, except as aforesaid, such mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such mortgagee’s mortgage and the taking possession of the Premises after having given notice of its intention to succeed to the interest of Landlord under this Lease.

10.19                     PARKING

Tenant is specifically granted non-reserved vehicle access to the parking lot located adjacent to the Building at a ratio of three (3) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (i.e. non-reserved parking for forty-seven (47) motor vehicles based upon the Tenant’s occupancy of 15,475 rentable square feet; the foregoing referred to herein as “Tenant’s Parking Rights”). Tenant’s Parking Rights shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals.  Tenant’s use of the Tenant’s Parking Rights shall be limited to normal working hours and overnight parking at the Building shall be strictly prohibited unless otherwise consented to, in writing, by Landlord.

Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot.  Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall

be at the sole risk of Tenant and its employees.   Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

Tenant’s Parking Rights shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time. Tenant’s Parking Rights above are non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building. All such appurtenant rights for parking as set forth in this Section are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing.

10.20                     RIGHT OF FIRST OFFER

Tenant shall have a specific right of first offer as set forth in Exhibit G attached hereto and incorporated herein on the First Offer Space (as defined in Exhibit G).

ARTICLE XI

SECURITY DEPOSIT

The Security Deposit specified in Section 1.1 of this Lease shall be held as security for the performance by Tenant of all of the obligations on the part of Tenant to be performed. Upon execution and delivery of this Lease, Tenant shall deliver to Landlord the Security Deposit in the amount of $355,000.00. Landlord shall have no obligation to segregate the Security Deposit from any of Landlord’s other accounts, including, without limitation, Landlord’s operating accounts. Landlord shall have the right, from time to time, without prejudice to any other remedy Landlord may have on account thereof, to use all or any portion of the Security Deposit on account of, and to apply such amounts to Landlord’s damages arising from, or to cure, any default of Tenant, (subject to applicable notice and cure periods set forth herein). If a default by Tenant occurs (subject to applicable notice and cure periods set forth herein), then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to use all or any portion of the Security Deposit (a) necessary to cure such default or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s reasonable opinion, is necessary to satisfy Tenant’s liability on account thereof. Notwithstanding the foregoing, in the event that Landlord shall have applied any part of the Security Deposit as permitted hereunder, Landlord shall use reasonable efforts to thereafter provide Tenant with written notice of such application. In no event shall Landlord’s failure to provide such notice to Tenant in any way limit Landlord’s ability or right apply the Security Deposit as permitted herein.

Provided no event of default exists under the Lease and there exists no event which, with the passage of time, would become an event of default under the Lease, Landlord will reimburse Tenant, on an annual basis, interest on the Security Deposit in the amount of one and one half percent (1.5%) per annum.

In addition, in the event of a termination of the Lease based upon the default of Tenant under the Lease, or a rejection of the Lease pursuant to the provisions of the US. Bankruptcy Code, Landlord shall have the right to use all or any portion of the Security Deposit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease. Any amounts so used shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the U.S. Bankruptcy Code.

Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. If Landlord shall so apply any such sums from the Security Deposit, Tenant shall immediately restore the Security Deposit to its original amount of $355,000.00.

It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of rent, Landlord may apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings of other reentry by Landlord. The Security Deposit is not to be used or applied by Tenant as a substitute for rent due any month, but may be so applied by Landlord at any time at Landlord’s option in the event of a default beyond the expiration of any applicable cure period. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the balance of the Security Deposit, if any, shall be returned to Tenant within thirty (30) days after the Termination Date and after the delivery of the entire possession of the Premises in the condition specified herein.

The Security Deposit shall originally be in the amount of $355,000.00. If, on February 1, 2006: (i) no event of default exists under the Lease; and (ii) there exists no event which, with the passage of time, would become an event of default under the Lease; and (iii) Tenant has a cash balance consisting of cash and cash equivalents totaling in excess of Twenty Five Million Dollars ($25,000,000.00), as evidenced by Tenant’s most recent filings with the Securities and Exchange Commission (the “SEC”), (requirements (i) through (iii) hereafter collectively referred to as the “Financial Conditions”), then, upon not less than thirty (30) days prior written notice to Landlord (which notice shall include copies of Tenant’s most recent SEC filings that reasonably evidence Tenant’s cash balance), Landlord will agree to reduce the amount of the Security Deposit to One Hundred Seventy Seven Thousand Five Hundred and 00/100 Dollars ($177,500.00). If, on August 1, 2006, Tenant can satisfy the Financial Conditions, then, upon not less than thirty (30) days prior written notice to Landlord (which notice shall include copies of Tenant’s most recent SEC filings that reasonably evidence Tenant’s cash balance), Landlord will agree to reduce the amount of the Security Deposit to Eighty Eight Thousand Seven Hundred and Fifty and 00/100 Dollars ($88,750.00). Notwithstanding the foregoing, in the event

Tenant shall at any time fail to satisfy any of the Financial Conditions, Tenant shall immediately restore the Security Deposit to the original amount of $355,000.00. If at any time Tenant fails to satisfy any of the Financial Conditions and Tenant fails to immediately restore the Security Deposit as required herein, it shall be an event of default under this Lease.

Upon any conveyance by Landlord of its interest under this Lease, the Security Deposit shall be delivered by Landlord to Landlord’s grantee or transferee. Upon any delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the Security Deposit and hereby agrees to look solely to such grantee or transferee. It is further understood that this provision shall also apply to subsequent grantees and transferees.

In no event shall the Security Deposit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

LANDLORD:

CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity

By:	CLARION PARTNERS, LLC
a New York limited liability company, its Authorized Agent

	By:	/s/ Stephen Latimer
Name: Stephen Latimer
Title: Authorized Person

TENANT:

CUBIST PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ David W. J. McGirr
	Name:	David W. J. McGirr
	Title:	SVP & CFO
Hereunto duly authorized

EXHIBIT A

Plan Showing Premises

HAYDEN WOODS CORPORATE CENTER
LEXINGTON, MASSACHUSETTS
FOURTH FLOOR - SPACE ‘A’ - RENTABLE 8,720 SF

ROJAS GROUP, INC. Architecture • Landscape Architecture • Interior Design • Planning	RG 23278	30 AUGUST 2002

EXHIBIT B

Intentionally Deleted

EXHIBIT C

LANDLORD’S SERVICES

I.                                         CLEANING

A.                                    General

1.                                       All cleaning work will be performed between 8 a.m. and 12 midnight, Monday through Friday, unless otherwise necessary for stripping, waxing, etc.

2.                                       Abnormal waste removal (e.g., computer installation paper, bulk packaging, wood or cardboard crates, refuse from cafeteria operation, etc.) shall be Tenant’s responsibility.

B.                                    Daily Operations (5 times per week)

1.                                       Tenant Areas

a.                                       Empty and clean all waste receptacles; wash receptacles  as necessary.

b.                                      Vacuum all rugs and carpeted areas.

c.                                       Empty, damp-wipe and dry all ashtrays.

2.                                       Lavatories

a.                                       Sweep and wash floors with disinfectant.

b.                                      Wash both sides of toilet seats with disinfectant.

c.                                       Wash all mirrors, basins, bowls, and urinals.

d.                                      Spot clean toilet partitions.

e.                                       Empty and disinfect sanitary napkin disposal receptacles.

f.                                         Refill toilet tissue, towel, soap, and sanitary napkin dispensers.

3.                                       Public Areas

a.                                       Wipe down entrance doors and clean glass (interior and exterior).

b.                                      Vacuum elevator carpets and wipe down doors and wall

c.                                       Clean water coolers.

C.                                    Operations as Needed (but not less than every other day)

1.                                       Tenant and Public Areas

a.                                       Buff all resilient floor areas.

D.                                    Weekly Operations

1.                                       Tenant Areas, Lavatories, Public Areas

a.                                       Hand-dust and wipe clean all horizontal surfaces with treated cloths to include furniture, office equipment, window sills, door ledges, chair rails, baseboards, convector tops, etc., within normal reach.

b.                                      Remove finger marks from private entrance doors, light switches, and doorways.

c.                                       Sweep all stairways.

E.                                      Monthly Operations

1.                                       Tenant and Public Areas

a.                                       Thoroughly vacuum seat cushions on chairs, sofas, etc.

b.                                      Vacuum and dust grillwork.

2.                                       Lavatories

a.                                       Wash down interior walls and toilet partitions.

F.                                      As Required and Weather Permitting

1.                                       Entire Building

a.                                       Clean inside of all windows.

b.                                      Clean outside of all windows.

G.                                    Yearly

1.                                       Tenant and Public Areas

a.                                       Strip and wax all resilient tile floor areas.

II                                        HEATING, VENTILATING, AND AIR CONDITIONING

1.                                       Heating, ventilating, and air conditioning as required to provide reasonably comfortable temperatures for normal business day occupancy (excepting holidays); Monday through Friday from 8:00 a.m. to 5:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m.

2.                                       Maintenance of any additional or special air conditioning equipment and the associated operating cost will be at Tenant’s expense.

Tenant may request such additional services by contacting the Building Manager 24 hours prior to such services being needed.

III.                                 WATER

Hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes, and cold water for tenant’s kitchen and tenant’s hot water heater (tenant is to supply hot water heater).

IV.                                ELEVATORS

Elevators for the use of all tenants and the general public for access to and from all floors of the Building. Programming of elevators (including, but not limited to, service elevators) shall be as Landlord from time to time determines best for the Building as a whole.

V.                                    RELAMPING OF LIGHT FIXTURES

Tenant will reimburse Landlord for the cost of lamps, ballasts and starters and the cost of replacing same within the Premises.

VI.                                CAFETERIA AND VENDING INSTALLATIONS

1.                                       Any space to be used primarily for lunchroom or cafeteria operation shall be Tenant’s responsibility to keep clean and sanitary, it being understood that Landlord’s approval of such use must be first obtained in writing. Vending machines or refreshment service installations by Tenant must be approved by Landlord in writing and shall be restricted in use to employees and business callers.  All cleaning necessitated by such installations shall be at Tenant’s expense.

2.                                       Vending machines or refreshment service installations by Tenant must be approved by Landlord in writing and shall be restricted in use to employees and business callers.  All cleaning necessitated by such installations shall be at Tenant’s expense.

VII.                            ELECTRICITY

A.                                   Landlord, at Landlord’s expense, shall furnish electrical energy required for lighting, electrical facilities, equipment, machinery, fixtures, and appliances used in or for the benefit of the Premises, in accordance with the provisions of the Lease of which this Exhibit is part.

B.                                     Tenant shall not, without prior written notice to Landlord in each instance, connect to the Building electric distribution system such as personal computers,

desk-top calculators and typewriters, or any fixtures, appliances or equipment which Tenant on a regular basis operates beyond normal building operating hours. In the event of any such connection, Tenant agrees to pay any increase in the electrical costs for the Premises and a corresponding increase in Annual Rent by an amount which will reflect the cost to Landlord of the additional electrical service to be furnished by Landlord, such increase to be effective as of the date of any such installation. If Landlord and Tenant cannot agree thereon, such amount shall be conclusively determined by a reputable independent electrical engineer or consulting firm to be selected by Landlord and paid equally by both parties, and the cost to Landlord will be included in Landlord’s Operating Costs provided in Section 4.2 hereof.

C.                                     Tenant’s use of electrical energy in the Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effect upon the Building electric service, Tenant shall not, without prior written notice to Landlord in each instance, connect to the Building electric distribution system any fixtures, appliances or equipment which operate on a voltage in excess of 120 volts nominal or make any alteration or addition to the electric system of the Premises. Unless Landlord shall reasonably object to the connection of any such fixtures, appliances or equipment, all additional risers or other equipment required therefor shall be provided by Landlord, and the cost thereof shall be paid by Tenant upon Landlord’s demand. In the event of any such connection, Tenant agrees to pay any increase in the electrical costs for the Premises and a corresponding increase in Annual Rent by an amount which will reflect the cost to Landlord of the additional service to be furnished by Landlord, such increase to be effective as of the date of any such connection. If Landlord and Tenant cannot agree thereon, such amount shall be conclusively determined by a reputable independent electrical engineer or consulting firm to be selected by Landlord and paid equally by both parties, and the cost to Landlord will be included in Landlord’s Operating Costs provided in Section 4.2 hereof.

D.                                    If at any time after the date of this Lease, the rates at which Landlord purchases electrical energy from the public utility supplying electric service to the Building, or any charges incurred or taxes payable by Landlord in connection therewith, shall be increased or decreased, the Annual Rent and electrical costs for the Premises shall be increased or decreased, as the case may be, by an amount equal to the estimated increase or decrease, as the case may be, in Landlord’s cost of furnishing the electricity referred to in Paragraph A above as a result of such increase or decrease in rates, charges, or taxes. If Landlord and Tenant cannot agree thereon, such amount shall be conclusively determined by a reputable independent electrical engineer or consulting firm to be selected by Landlord and paid equally by both parties, and the cost to Landlord will be included in Landlord’s Operating Costs as provided in Section 4.2 hereof. Any such increase or decrease shall be effective as of the date of the increase or decrease in such rate, charge or taxes.

E.                                      Landlord may, at any time, elect to discontinue the furnishing of electrical energy. In the event of any such election by Landlord: (1) Landlord agrees to give reasonable advance notice of any such discontinuance to Tenant; (2) Landlord agrees to permit Tenant to receive electrical service directly from the public utility supplying service to the Building and to permit the existing feeders, risers, wiring and other electrical facilities serving the Premises to be used by Tenant and/or such public utility for such purpose to the extent they are suitable and safely capable; (3) Landlord agrees to pay such charges and costs, if any, as such public utility may impose in connection with the installation of Tenant’s meters and to make or, at such public utility’s election, to pay for such other installations as such public utility may require, as a condition of providing comparable electrical service to Tenant; (4) the Annual Rent shall be equitably decreased to reflect such discontinuance by an amount equal to the electrical costs for the Premises then in effect; and (5) Tenant shall thereafter pay, directly to the utility furnishing the same, all charges for electrical services to the Premises.

F.                                      Whenever the Annual Rent is increased or decreased pursuant to any of the foregoing paragraphs of this Article, the parties agree, upon request of either, to execute and deliver each to the other an amendment to this Lease confirming such increase or decrease.

EXHIBIT D

RULES AND REGULATIONS

The following rules and regulations have been formulated for the safety and well-being of all tenants of the Project and to insure compliance with governmental and other requirements. Strict adherence to these rules and regulations is necessary to guarantee that each and every tenant will enjoy a safe and undisturbed occupancy of its premises in the Project. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.

Landlord may, upon request of any tenant, waive the compliance by such tenant of any of the following rules and regulations, provided that (i) no waiver shall be effective unless signed by Landlord’s authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such rule or regulation in the future unless otherwise agreed to by Landlord, (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, unless such other tenant has received a similar written waiver from the Landlord, and (iv) any such waiver shall not relieve Tenant from any liability to Landlord for any loss or damage occasioned as a result of Tenant’s failure to comply with any rule or regulation.

1.                                       The entrances, lobbies, passages, corridors, elevators, halls, courts, sidewalks, vestibules, and stairways shall not be encumbered or obstructed by Tenant, Tenant’s agents, servants, employees, licensees or visitors or used by them for any purposes other than ingress or egress to and from the Premises.  Landlord shall have the right to control and operate portions of the Project and the facilities furnished for common use of the tenants in such manner as Landlord deems best for the benefit of the tenants generally.

2.                                       The moving in or out of all safes, freight, furniture, or bulky matter of any description shall take place during the hours which Landlord may determine from time to time. Landlord reserves the right to inspect all freight and bulky matter to be brought into the Building and to exclude from the Building all freight and bulky matter which violates any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to have Landlord’s structural engineer review Tenant’s floor loads on the Premises at Tenant’s expense.

3.                                       Tenant, or the employees, agents, servants, visitors or licensees of Tenant, shall not at any time place waste or discard any rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Building. No animals or birds shall be brought or kept in or about the Building. Bicycles shall not be permitted in the Building.

4.                                       Tenant shall not place objects against glass partitions or doors or windows or adjacent to any common space which would be unsightly from the Building corridors or from the exterior of the Building and will promptly remove the same upon notice from Landlord.

5.                                       Tenant shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electric or electrical devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, or with the operation of roads or highways in the vicinity of the Building, and shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Premises, without the prior written approval of Landlord.

6.                                       Tenant may not (without Landlord’s approval therefor, which approval will be signified on Tenant’s Plans submitted pursuant to the Lease) and Tenant shall not permit or suffer anyone to: (a) cook in the Premises except as accessory to the use of a coffee room/ kitchenette containing a microwave oven; (b) place vending or dispensing machines of any kind in or about the Premises; (c) at any time sell, purchase or give away, or permit the sale, purchase, or gift of food in any form.

7.                                       Tenant shall not: (a) use the Premises for lodging, manufacturing or any immoral or illegal purposes; (b) use the Premises to engage in the manufacture or sale of, or permit the use of spirituous, fermented, intoxicating or alcoholic beverages on the Premises; (c) use the Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs on the Premises.

8.                                       No awning or other projections (including antennae) shall be attached to the outside walls or windows. No curtains, blinds, shades, screens or signs other than those furnished by Landlord shall be attached to, hung in, or used in connection with any window or door of the Premises without prior written consent of Landlord.

9.                                       No signs, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the Premises if visible from outside of the Premises. Interior signs on doors shall be painted or affixed for Tenant by Landlord or by sign painters first approved by Landlord at the expense of Tenant and shall be of a size, color and style acceptable to Landlord.

10.                                 Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity without prior written consent of Landlord.  Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

11.                                 Door keys for doors in the Premises will be furnished at the Commencement of the Lease by Landlord. Tenant shall not affix additional locks on doors and shall purchase duplicate keys only from Landlord and will provide to Landlord the means of opening of safes, cabinets, or vaults left on the Premises. Notwithstanding the foregoing, Tenant is nonetheless responsible for the removal of all safes, cabinets and vaults from the Premises after the termination of the Lease. In the event of the loss of any keys so furnished by Landlord, Tenant shall pay to Landlord the cost thereof. Each tenant shall, upon the termination of its tenancy, restore to Landlord all keys of offices, storage and toilet rooms either furnished to, or otherwise procured by, such tenant.

12.                                 Tenant shall cooperate and participate in all security programs affecting the Building.

13.                                 Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.

14.                                 Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises as specified in its Lease.  Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.  Peddlers, solicitors and beggars shall be reported to the Management Office.

15.                                 Tenant shall not mark, paint, drill into, or in any way deface any part of the Building or Premises.  No boring, driving of nails or screws (except for picture hanging), cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.   Tenant shall not construct, maintain, use or operate within their respective premises any electrical device, wiring or apparatus in connection with a loud speaker system or other sound system, except as reasonably required as part of a communication system approved in writing by Landlord, prior to the installation thereof. Tenant shall not install any resilient tile or similar floor covering in the Premises except with the prior written approval of Landlord. The use of cement or other similar adhesive material is expressly prohibited.

16.                                 Tenant shall not waste electricity or water and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and shall refrain from attempting to adjust controls.  Tenant shall keep corridor doors closed except when being used for access.

17.                                 The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.  All damage resulting from misuse of said fixtures shall be borne by the tenant who, or whose servant, employees, agents, licensees, invitees, customers or guests shall have caused the same.

18.                                 Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, any work outside of their regular duties,

unless under specific instructions from the office of the Managing Agent of the Building. The requirements of tenants will be attended to only upon application to Landlord, and any special requirements shall be billed to Tenant (and paid when the next installment of rent is due) in accordance with the schedule of charges maintained by Landlord from time to time or at such charge as is agreed upon in advance by Landlord and Tenant.

19.                                 Tenant may request heating and/or air conditioning during other periods in addition to normal working hours by submitting its request in writing to the office of the Managing Agent of the Building no later than 2:00 p.m. the preceding work day (Monday through Friday) on forms available from the office of the Managing Agent.  The request shall clearly state the start and stop hours of the “off-hour” service.   Tenant shall submit to the Building Manager a list of personnel authorized to make such request. The Tenant shall be charged for such operation in the form of additional rent; such charges are to be determined by the Managing Agent and shall be fair and reasonable and reflect the additional operating costs involved.

20.                                 Tenant covenants and agrees that its use of the Premises shall not cause a discharge of more than the gallonage per foot of Premises Design Floor Area per day of sanitary (non-industrial) sewage allowed under the sewage discharge permit for the Building. Discharges in excess of that amount, and any discharge of industrial sewage, shall only be permitted if Tenant, at its sole expense, shall have obtained all necessary permits and licenses therefor, including without limitation permits from state and local authorities having jurisdiction thereof. Tenant shall submit to Landlord on December 31 of each year of the Term of this Lease a statement, certified by an authorized officer of Tenant, which contains the following information: name of all chemicals, gases, and hazardous substances, used, generated, or stored on the Premises; type of substance (liquid, gas or granular); quantity used, stored or generated per year; method of disposal; permit number, if any, attributable to each substance, together with copies of all permits for such substances;  and permit expiration date for each substance.    No flammable, combustible or explosive fluid, chemical or substance shall be brought into or kept upon the Premises, the Building or the Project (other than those fluids or chemicals customarily used by tenants of other first-class office buildings in connection with office purposes and then only those types and quantities permitted under Landlord’s policies of insurance for the Building or the Project).

21.                                 Landlord reserves the right to exclude from the Project at all times any person who is not known or does not properly identify himself to the Project management. Landlord may, at its option, require persons admitted to or leaving the Project between the hours of 6:00 p.m. and 8:00 a.m., Monday through Friday, and at any hour on Saturdays, Sundays and legal holidays, to register.  Each tenant shall be responsible for all persons for whom it authorizes entry into the Project, and shall be liable to Landlord for all acts or omissions of such persons.

22.                                 Landlord reserves the right to inspect all freight to be brought into the Project and to exclude from the Project all freight which violates any of these rules and regulations. There shall not be used in any space or in the common halls of the Project, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

As used herein, the term “Project” shall mean the Building and the Lot.

EXHIBIT E

EXTENSION OPTION

Provided the original Tenant named herein or a Permitted Affiliate are occupying the entire Premises at the time of giving its notice to exercise its option and at the commencement of the Extension Term (as defined herein), Tenant shall have the right and option to extend the Term for one (1) additional period of five (5) years (“Extension Term”). The Extension Term is to commence immediately upon expiration of the initial Term of approximately five (5) year and seven (7) month Term (the “Original Term”), provided that Tenant shall give Landlord notice of Tenant’s exercise of such option by no later than nine (9) months and no earlier than twelve (12) months prior to the then scheduled expiration of the Term, and provided further that no default, or event which with the giving of notice or the passage of time, or both, would constitute a default, unless the same is cured within the applicable cure period which exists at the time of giving such notice or at the commencement of the Extension Term. If an event of default, or event which with the giving of notice or the passage of time, or both, would constitute a default, exists at the time of giving such notice or at the time of commencement of the Extension Term, Tenant’s exercise of such option shall, at the option of Landlord, be null and void and of no further force and effect. Prior to the exercise by Tenant of any such option, the expression “Term” shall mean the Original Term. Except as expressly otherwise provided in the following paragraph, all the terms, covenants, conditions, provisions and agreements in the Lease contained herein shall be applicable to the Extension Term, except that there shall be no further extension terms. If Tenant shall give notice of its exercise of said option to extend in the manner and within the time period provided aforesaid, the Term shall be extended upon the giving of such notice without the requirement of any further action on the part of either Landlord or Tenant. If Tenant shall fail to give timely notice of the exercise of such option as aforesaid, Tenant shall have no right to extend the Term of this Lease, time being of the essence of the foregoing provisions.

The Annual Base Rent payable during the Extension Term shall be the greater of (a) an amount equal to the Fair Market Rent for the Premises as of the commencement date of the Extension Term or (b) the Annual Base Rent payable in the year immediately preceding the Extension Term. The Fair Market Rent shall be determined in accordance with the provisions set forth below. If for any reason the Annual Base Rent payable during the Extension Term has not been determined as of the commencement date of the Extension Term, Tenant shall pay the Annual Base Rent payable for the year immediately preceding the commencement of the Extension Term until the Annual Base Rent for the Extension Term is determined, at which time, an appropriate adjustment, if any, shall be made.

The Fair Market Rent shall mean the anticipated rent for the Premises as of the commencement of the Extension Term under market conditions then existing for comparable space. No later than the one (1) month after Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s estimate of the Fair Market Rent. No later than fifteen (15) days after such notification, Tenant may dispute Landlord’s estimate of Fair Market Rent upon written notice thereof to Landlord which written notice shall contain Tenant’s estimate of the Fair Market Rent. If Tenant disputes Landlord’s estimate of Fair Market Rent within such fifteen (15) day period, then the Fair Market Rent shall be determined by agreement between Landlord and Tenant during the next thirty (30) day period (the “Discussion Period”), but if Landlord and Tenant are unable to agree upon the Fair Market Rent during the Discussion Period, then the Fair Market Rent shall be determined by the determination of a board of three (3) M.A.I. appraisers as hereafter provided, each of whom shall have at least five (5) years experience in the Lexington office rental market and each of whom is hereinafter referred to as “appraiser”, Tenant and Landlord shall each appoint one such appraiser and the two appraisers so appointed shall appoint the third appraiser (the “Neutral Appraiser”). The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser. The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord. Landlord and Tenant shall appoint their respective appraisers no later than fifteen (15) days after the expiration of the Discussion Period and shall designate the appraisers so appointed by notice to the other party. The two appraisers so appointed and designated shall appoint the Neutral Appraiser no later than fifteen (15) days after the end of the Discussion Period and shall designate such appraiser by notice to Landlord and Tenant. The Neutral Appraiser shall then choose either the Landlord’s estimate of Fair Market Rent or the Tenant’s estimate of Fair Market Rent as the Fair Market Rent of the space in question as of the commencement of the Extension Term and shall notify Landlord and Tenant of its determination no later than sixty (60) days after the end of the Discussion Period. The Fair Market Rent of the subject space determined in accordance with the provisions of this Section shall be deemed binding and conclusive on Tenant and Landlord. Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the period specified above (such party referred to hereinafter as the “failing party”) the other party may serve notice on the failing party requiring the failing party to appoint its appraiser within ten (10) days of the giving of such notice and if the failing party shall not respond by appointment of its appraiser within said (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose choice of either the Landlord’s or the Tenant’s estimate of Fair Market Rent shall be binding and conclusive upon Tenant and Landlord. All times set forth herein are of the essence.

EXHIBIT F

TENANT’S WORK AGREEMENT

This Tenant Work Agreement (the “Agreement”) is attached to and made a part of that certain lease (“Lease”) of even date herewith, by and between California State Teachers’ Retirement System (“Landlord”) and Cubist Pharmaceuticals, Inc. (“Tenant”). The terms used in this Agreement that are defined in the Lease shall have the same meanings as provided in the Lease.

1.                                       General

1.1                                 Purpose.  This Agreement sets forth the terms and conditions governing Tenant’s construction of tenant improvements to be installed in the Premises (the “Initial Alterations”).

1.2                                 Construction Representatives.  Landlord hereby appoints and Tenant hereby approves the following person as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters regarding the Initial Alterations and Tenant hereby appoints and Landlord hereby approves the following person as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters regarding the Initial Alterations:

Landlord’s Representative:	Tenant’s Representative

Deke Schultze	Steve Lewis
c/o Clarion Really Services	c/o Cubist Pharmaceuticals, Inc.
880 Winter Street	65 Hayden Avenue
Waltham, MA 02451	Lexington, MA 02421
Phone (781) 522-0312	Phone (781) 860-8365

All inquiries, requests, instructions, authorizations or other communications with respect to the Initial Alterations shall be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Authorizations made by Tenant’s Representative shall be binding and Tenant shall be responsible for all costs authorized by Tenant’s Representative. Either party may change its representative at any time by written notice to the other party. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order approval or other matter relating to the Initial Alterations until it has been executed by Tenant’s Representative.

2.                                       Initial Alterations Allowance.

2.1                                 Allowance for Initial Alterations. Tenant shall receive as a credit against the costs associated with the design and construction of the Initial Alterations an amount up to $433,300.00 ($28.00 per rentable square foot of the Premises) (the “Allowance”). Landlord shall pay the cost of design and construction of the Initial Alterations directly to Tenant or, at Tenant’s option, to Tenant’s architect or Tenant’s general contractor, as the case may be. All costs of the Initial Alterations in excess of the Allowance shall be payable by Tenant. Landlord shall have no obligations to pay, reimburse or allow Tenant any right of offset to the extent of any unspent portion of the Allowance. The costs of the Initial Alterations may only include all actual costs expended in connection with the construction of the Initial Alterations, including the (i) architectural and engineering fees incurred in connection with the preparation of the Tenant’s Plans; (ii) governmental agency plan check, permit and other fees (including any code compliance changes required by any governmental entity or authority having jurisdiction thereof); (iii) sales and use taxes, if any; (iv) insurance fees associated with the construction of the Initial Alterations; (v) testing and inspecting costs; and (vi) the actual costs and charges for material and labor, contractor’s profit and contractor’s general overhead incurred in constructing the Initial Alterations, including Landlord’s administrative fee, which shall be two percent (2%) of such cost of the Initial Alterations.

In the event that Tenant does not use the entire Allowance for the Initial Alterations, Tenant may apply any unused portion of the Allowance towards the cost of furniture, fixtures, equipment, and date cabling. In the event Tenant does not use the entire Allowance by January 1, 2005, and invoice Landlord for the Initial Alterations by March 1, 2005, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.

2.2                                 Disbursement of Allowance for Initial Alterations. The Allowance shall be paid by Landlord to Tenant within thirty (30) calendar days after the last to occur of: (i) final completion and acceptance of the Initial Alterations by Landlord’s Representative after completion of all punch list items; (ii) acceptance of the Initial Alterations by all governmental agencies having authority therefore and issuance of a certificate of occupancy; (iii) Tenant’s delivery to Landlord of final mechanic’s lien releases from Tenant’s subcontractors, laborers, materialmen and suppliers with respect to the Initial Alterations in the form of Schedule I attached hereto and made a part hereof; (iv) Tenant’s delivery to Landlord of receipted bills covering all labor and materials expended and used in the Initial Alterations; (v) delivery to Landlord of sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (vi) delivery to Landlord of as-built plans of the Initial Alterations; and (vii) delivery to Landlord of certification of Tenant’s architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with the applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding the foregoing, Landlord is not obligated to disburse during an uncured default under the Lease.

In the event that any mechanic’s lien is recorded against the Building or Premises or any stop notices are served on Landlord during the course of the Initial Alterations, then Landlord shall have the right to withhold from the Allowance a sum equal to one hundred fifty percent (150%) of the disputed amount. Landlord shall have the right to make payment of the disputed sum directly to the claimant to cause the release of any mechanic’s lien that has been filed against the Building or Premises or to cause the release of any stop notice served on Landlord where said lien has not been removed by the recordation of either a release of mechanic’s lien or a statutory lien release bond issued by a corporate surety reasonably acceptable to Landlord within ten (10) business days following the date Tenant receives notice of filing of the mechanic’s lien or Landlord’s receipt of the stop notice.

3.                                       Design and Schedule.

3.1                                 Tenant Plans for Initial Alterations.

(a)                                  Space Plan:    The “Space Plan” as used herein shall mean a plan containing, among other things, a partition layout, door location and some furniture located in key spaces within the Premises.

(b)                                 Construction Drawings and Specifications:  The “Construction Drawings and Specifications” as used herein shall mean the construction working drawings, the mechanical, electrical and other technical specifications, and the finishing details, including wall finishes and colors and technical and mechanical equipment installation, if any, all of which details the installation of the Initial Alterations in the Premises.  The Construction Drawings and Specifications shall:

(i)                                     be compatible with the Building shell, and with the design, construction and equipment of the Building;

(ii)                                  comply with all applicable laws, codes and ordinances including the Americans With Disabilities Act, and the rules and regulations of all governmental authorities having jurisdiction;

(iii)                               comply with all applicable insurance regulations and the requirements of the Board of Underwriters for a fire resistant Class A building; and

(iv)                              include locations of all Initial Alterations including complete dimensions.

(c)                                  Except as specified by Landlord pursuant to Section 8 hereof, all Initial Alterations, whether covered by the Allowance or not, which is permanently affixed to the Premises or alters the operational systems of the Building shall become the property of Landlord upon expiration or earlier termination of the Lease and shall remain on the Premises at all times during the term of the Lease, unless otherwise directed by the Landlord.

3.2                                 Approvals by Landlord.  The Space Plan and all Construction Drawings and Specifications for the Initial Alterations shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, except that Landlord shall have complete discretion with regard to granting or withholding approval of Construction Drawings and Specifications to the extent they impact the Building’s structure or systems, affect future marketability of the Building or would be visible from the common areas or exterior of the Building. Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall also be subject to Landlord’s prior written approval, which shall not be unreasonably withheld except as provided above for Building structure, system or appearance impact.

4.                                       Construction of Initial Alterations. Following Landlord’s final approval of the Tenant Plans and Tenant obtaining permits, Tenant shall commence and diligently proceed with the construction of the Initial Alterations. Landlord and Tenant acknowledge that Tenant shall hire its own general contractor or contractors to complete the Initial Alterations subject to Landlord’s approval. The Initial Alterations shall be conducted with due diligence, in a good and workmanlike manner befitting a first class office building, and in accordance with the Tenant Plans and all applicable laws, codes, ordinances and rules and regulations of all governmental authorities having jurisdiction.

Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from any and all claims for personal or bodily injury and property damage that may arise from the performance of the Initial Alterations, whether resulting from the negligence or willful misconduct of its general contractors, subcontractors or otherwise. Tenant and its contractors and subcontractors shall execute such additional documents as Landlord deems reasonably appropriate to evidence said indemnity.

Notwithstanding the foregoing, Tenant shall not commence the Initial Alterations until the following is provided:

(a)                                  Insurance. Prior to construction, Tenant shall provide Landlord with an original certificate of All Risk Builder’s Risk Insurance (the “Builder’s Risk Insurance Policy”), subject to Landlord’s reasonable approval, in the minimum amount of the replacement cost of the Initial Alterations issued by a company or companies acceptable to Landlord pursuant to the requirements of Section 6.1.9 of the Lease, covering the Premises, with premiums prepaid, and which names the Landlord as an additional insured. Said policy shall insure the Initial Alterations and all materials and supplies for the Initial Alterations stored on the Premises (or at any other sites) against loss or damage by fire and the risks and hazards insured against by the standard form of extended coverage, and against vandalism and malicious mischief, and such other risks and hazards as Landlord may reasonably request. Said insurance coverage shall be for 100% of replacement cost, including architectural fees. The Builder’s Risk Insurance Policy shall contain a provision that the insurance company waive the rights of recovery or subrogation against Landlord, its agents, servants, invitees, employees, co-Tenants, co venturers, affiliate companies, and their insurers.

(b)                                 Governmental Permits.  Building permits and other appropriate permits and licenses from the appropriate agency or office of any governmental or regulatory body having jurisdiction over the Premises and which are required for the construction of the Initial Alterations.

(c)                                  Additional Insurance. Additional insurance in the form of and meeting the requirements of Section 6.1.8 and Section 6.1.9 of the Lease.

(d)                                 Accepted Bid. Tenant shall provide Landlord with a copy of the general contractor bid selected (the “Accepted Bid”), including the name of the general contractor and all subcontractors, materialmen and suppliers, for Landlord’s approval thereof.

5.                                       Change Orders.  If Tenant requests any change or addition to or subtraction from the Initial Alterations (“Change Order”) after Tenant’s and Landlord’s approval of the final and complete Construction Drawings and Specifications for the Initial Alterations, Landlord shall respond to Tenant’s request for consent as soon as possible, but in no event later than five (5) business days after being made.  Any changes, additions or modifications that Tenant desires to make to the Tenant Plans shall not be unreasonably withheld, except that Landlord shall have complete discretion with regard to granting or withholding approval for Building structure, system or appearance as provided in Section 3.2 above.

6.                                       Cooperation With Other Tenants. Tenant shall promptly remove from the common areas any of Tenant’s vehicles, equipment, materials, supplies or other property deposited in the common areas during the construction the Initial Alterations. Further, Tenant shall at no time disrupt or allow disruption to any existing tenant’s parking vehicles and pedestrian access, nor allow disruptions of mechanical, electrical, telephone and plumbing services.  In addition, Tenant shall not interrupt the normal business operation of any other tenant at the Building.

7.                                       Inspection by Landlord. Landlord shall have the right to inspect the Initial Alterations at all reasonable times upon prior notice to Tenant. Landlord’s failure to inspect the Initial Alterations shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Initial Alterations constitute the Landlord’s approval of same.

8.                                       Removal of Specialized Tenant Improvements. Portions of the Initial Alterations, if any, as reasonably determined by Landlord to be specialized improvements (i.e. Liebert units, computer rooms, auditoriums, laboratories, wiring, cabling, etc.), shall, at the election of Landlord, either be removed by Tenant at its expense before the expiration of the term or shall remain upon the Premises and be surrendered therewith at the expiration date or earlier termination of this Lease as the property of Landlord without disturbance, molestation or injury. If Landlord requires the removal of all or part of said specialized Tenant improvements, Tenant, at its expense, shall repair any damage to the Premises or the Building caused by such removal and restore the Premises to its condition prior to the installation of such specialized Tenant improvements.  If Tenant fails to remove said specialized Tenant improvements upon Landlord’s request, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal, repair and restoration, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand.

9.                                       Completion of Initial Alterations. Tenant shall notify Landlord in writing when the Initial Alterations have been substantially completed. Landlord shall thereupon have the opportunity to inspect the Premises in order to determine if the Premises have been substantially completed in accordance with the Tenant Plans. If the Initial Alterations have not been substantially completed in accordance with the Tenant Plans, Landlord shall provide Tenant with written notification of the items deemed incorrect or incomplete. Tenant shall forthwith proceed to correct the incorrect or incomplete items. Notwithstanding anything to the contrary, the Initial Alterations shall not be considered suitable for review by Landlord until all designated or required governmental inspections, permits and certifications necessary for the Initial Alterations, including, but not limited to a permanent certificate of occupancy, have been made, given and/or posted.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement for the Premises as of the      day of          , 2004.

LANDLORD:

ATTEST/WITNESS:		CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM, a public entity

By:		By:	CLARION PARTNERS, LLC
Name:		a New York limited liability company,
its Authorized Agent

		By:	/s/ Stephen Latimer
		Name:	Stephen Latimer
		Title:	Authorized Person

TENANT:

ATTEST/WITNESS:		CUBIST PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Steve Lewis	By:	/s/ David W. J. McGirr
Name:	STEVE LEWIS	Name:	David W. J. McGirr
		Title:	SVP & CFO
Hereunto duly authorized

SCHEDULE I

CONTRACTOR’S AFFIDAVIT AND FINAL RELEASE OF LIEN

1.                                       Contractor, pursuant to a contract, hereinafter referred to as “Contract”, with                  , the Tenant of                  , hereinafter referred to as “Owner”, has heretofore furnished, or caused to be furnished, labor, material and services for the construction of certain improvements located on the                   floor of the building known as                   , on property more particularly described on EXHIBIT A attached hereto.

2.                                       Contractor represents that all work to be performed under the Contract has been fully completed and that all persons and firms who furnished material, labor and/or services incident to the final completion of said work have been paid in full.

3.                                       The undersigned affiant, for and in consideration of final payment to him in the amount of                   ($                 ), and all previous payments paid by Tenant to Contractor, does hereby for and on behalf of the Contractor fully waive, release, remise and relinquish the Contractor’s right to claim, demand or impose a lien or liens for work done or materials and/or services furnished or any other class whatsoever, on any of the premises owned by Owner on which improvements have been completed in connection with the Contract.  This final release of lien is contingent upon clearance of all funds paid to Contractor for construction of the improvements.

4.                                       The affiant herein does hereby represent that he has authority to execute a final release of lien for and on behalf of the Contractor as set forth above.

5.                                       This Contractor’s Affidavit and Final Release of Lien is made by affiant with full knowledge of the applicable laws of the state of                  .  In addition to such rights as may be afforded to Owner under such applicable laws, affiant expressly agrees to indemnify and save Owner harmless from any and all actual costs and expenses, including reasonable attorney’s fees, arising out of claims by laborers, subcontractors or materialmen who might claim that they have not been paid for services or material furnished by or through the Contractor in connection with the work performed under the Contract.

I hereby acknowledge that the statements contained herein are true and correct.

Dated this                   day of                  , 200                 .

CONTRACTOR:

By:
Name:
Title:

COMMONWEALTH OF	§
§
COUNTY OF	§

Sworn to and subscribed before me this day of , 200 .

Notary Public in and for
the State of
My commission expires:

EXHIBIT G

RIGHT OF FIRST OFFER

Provided the original Tenant named herein or a Permitted Affiliate is itself occupying the entire Premises at the time of giving its notice to accept its offer and at the time of delivery of the First Offer Space (as herein defined) to Tenant, Tenant shall have a one time right of first offer for each of the following spaces which may now be or hereafter may become vacant and available (the “First Offer Space”):

1.                                       19,058 rentable square feet of space located on the second floor of the Building with an expected availability on December 1, 2004 (“Offer Space 1”);

2.                                       12,046 rentable square feet of space located on the first floor of the Building with an expected availability on April 16, 2005 (“Offer Space 2”); and

3.                                       31,453 rentable square feet of space located on the fourth floor of the Building with an expected availability on January 1, 2006 (“Offer Space 3”).

The one time right and option to so expand the Premises shall be personal to the Tenant executing this Lease and such right and option may not be assigned or transferred to any other party or entity. Landlord, by written notice (“First Offer Notice”), shall advise Tenant of the availability of any of the First Offer Space. Landlord may deliver the First Offer Notice at any time that Landlord determines the expected availability of any portion of the First Offer Space.

Offer Space 1 and Offer Space 2 shall be offered to Tenant at the same per square foot Annual Rent, Annual Operating Costs, Real Estate Taxes and any other additional rent or charges (subject to applicable increases in Tenant’s proportionate share) as is then in effect under this Lease (subject to all increases set forth in this Lease). Provided that Tenant has not satisfied all of the Financial Conditions as set forth in Article XI of the Lease, the Security Deposit for Offer Space 1 and Offer Space 2 shall be increased by the amount of one (1) year’s Annual Rent for such Offer Space 1 or Offer Space 2, as the case may be. The term for Offer Space 1 and Offer Space 2 shall be co-terminous with the Term of this Lease. In no event shall Tenant be entitled to any periods of free rent in connection with Offer Space 1 or Offer Space 2. Tenant shall be entitled to an improvement allowance for Offer Space 1 and Offer Space 2 which shall be subject to the terms and conditions of Tenant’s Work Agreement attached hereto as Exhibit F (except with regard to the dates by which the allowance must be used and invoiced). The amount of the improvement allowance for Offer Space 1 and Offer Space 2 shall be the product of $28.00 multiplied by a fraction the numerator of which is number of full months remaining in the Term of this Lease at the time of rent commencement for the applicable First Offer Space and the denominator of which is sixty-six (66), multiplied by the number of rentable square feet in the applicable First Offer Space (By way of an example, if fifty-six (56) months of the Term remain upon the rent commencement date for Offer Space 1, the improvement allowance for Offer Space 1 shall be: $28 x 56/66 = 23.8 x 19,058 s.f. = $453,580.40)

With respect to Offer Space 3, Landlord’s First Offer Notice shall advise Tenant of the rental rate, required security deposit and terms upon which it is willing to lease Offer Space 3 on the open market. If Tenant does not accept Landlord’s offer for Offer Space 3 as required hereunder, then for the period of twelve (12) months after the date of the First Offer Notice, Landlord may not enter into a lease for such Offer Space 3 pursuant to which there is a reduction of monetary terms of more than ten (10%) percent from the annual rent set forth in the First Offer Notice without again having to offer Offer Space 3 to Tenant. In the event that during such twelve (12) month period Landlord receives a third party offer for Offer Space 3 pursuant to which there is a reduction of monetary terms of more than ten (10%) percent from the annual rent set forth in the First Offer Notice, then Landlord shall provide Tenant a notice of such terms (a ‘Second Offer Notice”) and Tenant shall have ten (10) days after receipt of such Second Offer Notice within which to deliver acceptance of such offer. If Tenant fails to accept such new offer as set forth in the Second Offer Notice within such ten (10) day period, Tenant shall have waived such offer set forth in the Second Offer Notice, time being of the essence, and Landlord shall be free to rent Offer Space 3 on the terms set forth in such Second Offer Notice or on any greater monetary terms than the terms set forth in said Second Offer Notice. In any event, after such twelve (12) month period, Landlord shall be free to lease Offer Space 3 to any party on any terms.

Landlord, at its election, may increase the Security Deposit hereunder upon Tenant’s acceptance of any First Offer Space.

Tenant shall have thirty (30) days after receipt of any First Offer Notice within which to deliver written acceptance of such offer to Landlord. If an event of default, or event which with the giving of notice or the passage of time, or both, would constitute a default, exists at the time Tenant accepts such offer or at the time of delivery of any portion of the First Offer Space to Tenant, Tenant’s exercise of such offer shall, at the option of Landlord, be null and void and of no further force and effect. In the event Tenant exercises its right to any portion of the First Offer Space, Landlord and Tenant hereby agree to amend those provisions of this Lease which are affected by the exercise of such right. If Tenant shall fail to give timely written notice of the acceptance of such offer for Offer Space 1 as aforesaid, Tenant shall have waived such offer for the remainder of the Term, time being of the essence of the foregoing provisions. If Tenant shall fail to give timely written notice of the acceptance of such offer for Offer Space 2 as aforesaid, Tenant shall have waived such offer for the remainder of the Term, time being of the essence of the foregoing provisions. If Tenant shall fail to give timely written notice of the acceptance of such offer for Offer Space 3 as aforesaid, Tenant shall have waived such offer for the remainder of the Term, time being of the essence of the foregoing provisions. After Tenant takes possession of any portion of the First Offer Space, the term “Premises,” as used in this Lease, shall be deemed to refer to and include the First Offer Space so accepted. Tenant’s rights hereunder are subject to the right of Landlord or any partner, affiliate or subsidiary of Landlord to occupy the First Offer Space and the rights of other tenants in the Building to the First Offer Space that exist as of the date of this Lease. Tenant’s rights hereunder shall be applicable only during the Original Term.

EXHIBIT H

LIST OF HOLIDAYS

•                  New Year’s Day

•                  Memorial Day

•                  Fourth of July

•                  Labor Day

•                  Thanksgiving Day

•                  Day after Thanksgiving

•                  Christmas